DATED  30 June                                     1999






(1)  RANK HOLIDAYS DIVISION LIMITED

(2)  GRAND HOTEL GROUP LIMITED






ASSET SALE AGREEMENT

RELATING TO BUTLINS PROVINCIAL HOTELS








REFERENCE

PMT/98-14145




















                                     [LOGO]
                                 RICHARDS BUTLER
                             INTERNATIONAL LAW FIRM

               Beaufort House 15 St Botolph Street London EC3A 7EE telephone 0171 247 6555 facsimile 0171 247 5091 email law@richardsbutler.com


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CONTENTS

CLAUSE

 1 INTERPRETATION ........................................................    1
 2 SALE AND PURCHASE OF THE ASSETS .......................................    9
 3 CONSIDERATION .........................................................   11
 4 APPORTIONMENTS AND CONTRACTS ..........................................   12
 5 STOCK, CASH FLOATS, PREPAYMENTS AND TARIFF CREDITORS ..................   17
 6 COMPLETION ............................................................   20
 7 WARRANTIES ............................................................   22
 8 BADGED ITEMS AND EXCLUDED ASSETS ......................................   23
 9 EMPLOYEES .............................................................   23
10 PENSIONS ..............................................................   26
11 VALUE ADDED TAX .......................................................   26
12 LICENCES ..............................................................   29
13 BOOKINGS ..............................................................   29
14 EXCLUSION OF WARRANTIES AND REPRESENTATIONS ...........................   31
IS NOTICES ...............................................................   32
16 GENERAL ...............................................................   32





SCHEDULE

SCHEDULE I ...............................................................   36
   THE PROPERTIES ........................................................   36
SCHEDULE 2 ...............................................................   46
  TERMS AND CONDITIONS OF SALE OF THE PROPERTIES .........................   46
SCHEDULE 3 ...............................................................   51
   PRICE .................................................................   51
SCHEDULE 4 ...............................................................   52
   EMPLOYEES .............................................................   52
SCHEDULE 5 ...............................................................   61
   THE CONCESSION AGREEMENTS .............................................   61
SCHEDULE 6 ...............................................................   63
   THE WARRANTIES ........................................................   63
SCHEDULE 7 ...............................................................   72
   PROVISIONS CONCERNING THE WARRANTIES ..................................   72
SCHEDULE 8 ...............................................................   78
   MOTOR VEHICLE .........................................................   78
SCHEDULE 9 ...............................................................   79
   PENSIONS ..............................................................   79



                                    CONTENTS


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AGREED FORM DOCUMENTS


Actuary's Letter

Assurances

Butlins Licence

Butlins Services Agreement

Grosvenor Fire Alarm Agreement

Loan Note

LSA Agreement

Standby Letter of Credit



















                                            CONTENTS


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AGREEMENT dated   30 June                   1999


BETWEEN:


(I) RANK HOLIDAYS DIVISION LIMITED, a company registered in England under number 712215 whose registered office is at 6 Connaught Place, London W2 2EZ (`the Vendor')


(2) GRAND HOTEL GROUP LIMITED, a company registered in England under number 3657769 whose registered office is at Level 1, Exchange House, Primrose Street, London EC2A 2EH (`THE PURCHASER')


RECITALS


(A) Pursuant to an asset sale agreement of 15 June 1999, the Vendor purchased the Business including the Assets from Butlins Limited on 15 June 1999.


(B) The Purchaser wishes to purchase from the Vendor and the Vendor wishes to sell to the Purchaser the Assets on the terms and conditions set out in this Agreement.


I    INTERPRETATION


1.1  In this Agreement, unless the context otherwise requires -

     `THE ACCOUNTS' means Butlins audited accounts for the financial year ended on 31 December 1998 (including the notes), together with the reports and other documents required by law to be annexed or attached to them;

     `ARTICLES OF ASSOCIATION' means the new articles of association of the Purchaser adopted on or around (but not later than) the date hereof in substitution for the previous articles of association of the Purchaser;

     `THE ASSETS' means the assets of the Business agreed to be sold and all other rights referred to in clause 2.2 agreed to be transferred to the Purchaser under this Agreement;

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     `BADGED ITEMS' means all plant, machinery, tools, equipment, uniforms, clothing, stock, confectionery, merchandise and other items (including without limitation, all corporate, directional and informational signs, advertising and publicity materials, stationery and invoices) at the Properties on Completion (i) badged with or bearing any name of or any name, logo or symbol owned or used by a Rank Group Company including without limitation the names `Butlins', `Butlins Hotels', `Entertainment Hotels', `Everydays', `Hard Rock', `Butlins Holiday Worlds',' `Rank', `Red Coats' and the `man with the gong' symbol or logo (`A RANK BADGE') and/or
     (ii) recognisably in the house style or colouring of any Rank Group Company (including but without limitation the `Red Coats' uniforms);

     `THE BOOK DEBTS' means all debts owing to any Member of the Vendor's Group in connection with the Business on the Completion Date (excluding for the avoidance of doubt cash receivable at Completion in respect of holidays or breaks to be taken at the Properties after Completion, such cash receivable to be treated under clause 4);

     `THE BUSINESS' means the business of owning and operating hotels at each of the Properties as carried on up to the date of this Agreement by Butlins and (following the purchase from Butlins) the Vendor under the Business Names and which is part of the activities carried on by Butlins and (following the purchase from Butlins) the Vendor and `BUSINESS' in relation to any of the Properties means such business as carried on at such Property under the Business Name used at that Property;

     `BUSINESS DAY' means a day, except Saturday and Sunday, on which banks in the City of London are generally open for business;

     `THE BUSINESS NAMES' means the names used in respect of the Business as set out in paragraph 2 of each part of Schedule 1;

     `BUTLINS' means Butlins Limited, a company registered in England under number 323698 whose registered office is at 6 Connaught Place, London W2 2EZ;

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     `THE BUTLINS LICENCE' means the licence to use the Trade Marks in the agreed form to be entered into on Completion between Rank Leisure Holdings plc and the Purchaser;

     `THE BUTLINS SALE AGREEMENT' means the agreed dated 15 June 1999 pursuant to which Butlins sold to the Vendor the Business and Assets which are sold to the Purchaser pursuant to this Agreement;

     `THE BUTLINS SERVICES AGREEMENT' means the agreement for services in the agreed form to be entered into on Completion between the Vendor and the Purchaser;

     `THE CASH FLOATS' means all cash floats at the Properties (including all cash in gaming, amusement, vending, video, change and other machines) on Completion ascertained in accordance with clause 5;

     `CHAPTER I PART XIV' means Chapter 1 Part XIV of the Income and Corporation Taxes Act 1988 (as amended);

     `CONSIDERATION SHARES' means the 100 Rank Shares;

     `COMPLETION' means completion of the sale and purchase of the Business and Assets under this Agreement in accordance with the provisions of clause 6;

     `THE COMPANIES ACT' means the Companies Act 1985;

     `THE COMPLETION DATE' means the date on which Completion takes place;

     `THE CONCESSION AGREEMENTS' means those concession agreements listed in
     Schedule 5 together with those other agreements entered into with third parties for the purpose of enabling the provision of services by third parties to customers and guests at the Properties as disclosed in the Vendor's replies to the Purchaser's pre-contract enquiries and in correspondence relating to the Properties which are outstanding on the Completion Date;

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     `THE CONTRACTS' means the contracts and commitments entered into by a
     Member of the Vendor's Group in the ordinary course of the Business and which are outstanding on the Completion Date (other than the contracts and commitments excluded pursuant to clause 2.3(f), all computer software licences and agreements and agreements relating to data and voice lines), all bookings for holidays or breaks to be taken at the Properties after Completion, the Concession Agreements and all bookings of acts to perform at the Properties after Completion made by Leisure Services Agency Limited prior to Completion;

     `THE CREDITORS' means all amounts owing by any Member of the Vendor's Group in relation to the Business outstanding on the Completion Date;

     `THE CUSTOMER LIST' means the list comprising, to the extent the same are in the possession of the Vendor and/or Butlins at Completion, the names and addresses of those persons who have booked a holiday or break taken at any time during the two year period up to Completion at any of the Properties and/or who have booked prior to Completion a holiday or break to be taken at any of the Properties after Completion;

     `THE DISCLOSURE LETTER' means the disclosure letter of the same date as this Agreement addressed by the Vendor to the Purchaser for the purpose of
     Schedule 7;

     `THE EMPLOYEES' means the persons other than Rhett Vallally, Christopher Jeffries and Beryl Fields who, immediately before Completion, are employed under contracts of employment with any Member of the Vendor's Group and exclusively engaged in the Business and details of the persons who at 1 June 1999 were employed under permanent contracts of employment in the Business are set out in Schedule 4;

     `THE ERA' means the Employment Rights Act 1996;

     `THE GOODWILL' means the goodwill of the Business, together with -

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     o    the right to represent the Purchaser as carrying on the Business in succession to Butlins and the Vendor;

     o the benefit (so far as the Vendor can lawfully assign it), subject to the burden, of the Contracts; and

     o the Business Names (so far as the Vendor has any right to use or interest in the same and is lawfully able to transfer any right to use or interest in the same);

     `GROUP' means, in relation to any company, that company and every other company which at the relevant time is its subsidiary or holding company, or a subsidiary of any such holding company; and `MEMBER' of a Group has a corresponding meaning;

     `THE GROSVENOR FIRE ALARM AGREEMENT' means the agreement between Grosvenor Casinos Limited and the Purchaser in the agreed form relating to the fire alarm at the Property at Scarborough;

     `LANDLORD' means in relation to a Leasehold Property the landlord/lessor in relation to the Lease(s) relating to that Leasehold Property or part of it and includes any landlord/lessor in relation to any lease superior thereto (and `LANDLORDS' shall be construed accordingly);

     `THE LEASEHOLD PROPERTIES' means those of the Properties which are, in whole or part, leasehold and `LEASEHOLD PROPERTY' shall be construed accordingly;

     `THE LEASE' means the lease(s) referred to in paragraph I of the relevant Part of Schedule 1 and `LEASES' shall be construed accordingly;

     `THE LICENCES' means all justices' licences, public entertainment licences, bingo licences, gaming machine licences, registrations under the Gaming Act 1968, gaming machine permits granted under section 34 of the Gaming Act 1968, hotel comprehensive television licences, radio licences and all other licences, permits and registrations in force immediately prior to Completion in relation to the Business;

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     `THE LOAN NOTE' means the (pound)10,400,000 non-interest bearing loan note to be issued to Butlins by the Purchaser in the agreed form;

     `THE LSA AGREEMENT' means the agreement in the agreed form to be entered into by Leisure Services Agency Limited and the Purchaser on Completion;

     `THE MANAGEMENT ACCOUNTS' means the trading accounts of the Business for the 12 month period ended 31 December 1998 annexed to the Disclosure Letter as document H31;

     `THE MOTOR VEHICLE' means the motor vehicle details of which are given in
     Schedule 8;

     `THE PLANT' means all fixed and loose plant, machinery, tools, furniture and equipment owned by the Vendor for the purpose of the Business and situated at the Properties on Completion;

     `THE PREPAYMENTS' means all payments made by any Member of the Vendor's Group prior to Completion in respect of the supply to the Business of any goods or services to be provided to the Business after Completion;

     `THE PROPERTIES' means the freehold and leasehold properties brief particulars of which are given in paragraph 1 of each Part of Schedule 1, but excluding any fixed plant, machinery or equipment on them, and `PROPERTY' shall be construed accordingly;

     `RANK GROUP COMPANY' means The Rank Group Plc, a company registered in England under number 3140769, and every other company which at the relevant time is its subsidiary or holding company, or a subsidiary of any such holding company,

     `RANK PLAN' means the retirement benefits scheme known as `The Rank Pension Plan' constituted by a Definitive Trust Deed and Rules dated 8th April 1963 (as amended);

     `RANK SCHEME' means the retirement benefits scheme known as `The Rank Money Purchase Pension Scheme' constituted by a Definitive Trust Deed and Rules dated 2nd April 1991 (as amended);

     `RANK SHARES' means the shares of (pound)1 each in the capital of the Purchaser having the rights and being subject to the restrictions set out in the Articles of Association;

     `THE RECORDS' means payroll details relating to the Employees, such documents of title relating to the Assets as are in the possession and control of the Vendor's Group at Completion and details of all bookings made with Butlins prior to Completion for holidays at the Properties commencing after Completion in whatever form or medium held or recorded;

     `THE STANDBY LETTER OF CREDIT' means the standby letter of credit in the agreed form to be issued by CitibankN.A. to Butlins on Completion in respect of the Loan Note;

     `THE STOCK' means all wet and dry stocks of any kind (including, without limitation, all stocks of food, liquor, beverages, tobacco, shop merchandise but excluding Badged Items) at the Properties and used or intended for use in the Business and ascertained in accordance with clause 5;

     `THE TARIFF CREDITORS' means all amounts received by Butlins and/or any other Member of the Vendor's Group and/or the Vendor prior to Completion in respect of bookings of holidays and breaks to be taken at the Properties after Completion such amounts to be treated in accordance with clause 5 less any VAT for which Butlins or any Member of its Group is properly accountable to HM Customs and Excise in respect of such holidays and less any agents' commission deductible from any such amounts;

     `THE TRADE MARKS' means the `Butlins' and `Entertainment Hotels' trade marks licensed under the Butlins Licence;

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     `THE TRANSFER REGULATIONS' means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

     `VAT' means value added tax;

     `THE VENDOR'S SOLICITORS' means Richards Butler of Beaufort House, 15 St Botolph Street, London EC3A 7EE, Ref: PMT (and who are also Butlins Solicitors); and

     `THE WARRANTIES' means the warranties contained in Schedule 6.

1.1  In this Agreement, unless the context otherwise requires -


     (a) an expression which is defined in or to which a meaning is given for the purpose of the Companies Act (excluding its Schedules) has the same meaning unless it is otherwise defined in this Agreement;

     (b) a reference to a statute or a provision of a statute is a reference to that statute or provision as amended or modified on the date of this Agreement;

     (c) a reference to a document `IN THE AGREED FORM' is a reference to a document in the form of the draft which, for identification, is endorsed with a statement (signed by or on behalf of the parties) to the effect that it is such a document for the purpose of this Agreement;

     (d) a reference to `WRITING', or any cognate expression, includes a reference to any communication effected by telex, facsimile transmission or similar means; and

     (e) a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule; and

     (f)  a reference to `the Parties' is a reference to the parties hereto.

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1.2  The headings in this Agreement are for convenience only and shall not affect its interpretation.

2    SALE AND PURCHASE OF THE ASSETS

2.1 Subject to the terms of this Agreement the Vendor shall transfer the Business as a going concern including the Assets or procure the transfer of the same to the Purchaser with effect on and from Completion.

2.2 The Vendor shall sell, or procure the sale of, and the Purchaser shall purchase the following assets of the Business -

     (a) the Goodwill provided always that (save as expressly provided in the Butlins Licence) nothing contained herein or otherwise shall give the Purchaser any rights whatsoever in or to use any of the names `Butlins', `Butlins Hotels', `Butlins Holiday Worlds', `Entertainment Hotels', `Everydays', `Hard Rock', `Red Coats', `Rank', the `man with the gong' logo or symbol or any other name, logo or symbol owned or used by any Rank Group Company (other than the Business Names);

     (b)  the Properties;

     (c)  the Plant;

     (d)  the Tariff Creditors;

     (e)  the Customer List;

     (f)  the Records;

     (g)  the Stock;

     (h)  the Cash Floats;

     (i)  the Prepayments; and

     (j) the Motor Vehicle (together with the benefit of its unexpired vehicle excise licence).

2.3 For the avoidance of doubt there shall be excluded from the sale and purchase under this Agreement -

     (a) all cash in hand or at bank of the Vendor's Group in relation to the Business other than the Tariff Creditors and the Cash Floats;

     (b) other than those items referred to in clauses 2.2(e) and (f), all purchasing manuals, books of account, records, and all other information and data howsoever recorded or stored relating to the Business or the customers or suppliers thereof and all copies of the same;

     (c) all plant, machinery, tools, equipment and other items the subject of any hire, hire purchase, conditional sale, financial lease, rental or loan agreement or arrangement included in the Contracts and/or the Leases;

     (d)  all Badged Items;

     (e)  the Creditors;

     (f) the benefit of all group purchase and supply contracts, arrangements and commitments entered into by the Vendor's Group in the course of the Business (including, without limitation, agreements with National Express and ATOC) other than the arrangements and commitments covered by the Prepayments; and

     (g)  the Book Debts.

2.4 The Business as a going concern including the Assets shall be sold by the Vendor as beneficial owner, and the Vendor shall sell the same, or procure the sale of the same, with full title guarantee (subject to the provisions of Schedule 2 in respect of the Properties) as to any property to which the Law of Property (Miscellaneous Provisions) Act 1994 is capable of applying unless there is express provision in this Agreement to the contrary in relation to any particular Asset.

2.5 The Properties shall be sold by the Vendor, or the Vendor shall procure the sale of the Properties, on the terms and conditions contained or referred to in Schedule 2.

2.6  Risk in and title to the Assets shall pass to the Purchaser on Completion.

2.7 Nothing in this Agreement shall transfer or be deemed to transfer to the Purchaser or constitute or be deemed to constitute an acceptance or assumption by the Purchaser of any liability, obligation, benefit, right, interest or asset of the Vendor or any Member of the Vendor's Group save in relation to the Properties or as expressly set out in this Agreement or in any document in the agreed form.

3    CONSIDERATION

3.1 The price for the Assets (excluding the Stock, the Cash Floats and the Prepayments) shall be the sum of (pound)19,000,100 (nineteen million one hundred pounds) (`THE CONSIDERATION') exclusive of VAT (if any) to be satisfied by-

     (a) the allotment at Completion to the Vendors of the Consideration Shares credited as fully paid; and

     (b) the discharge by the Purchaser of the liability of the Vendor under clause 3.1 of the Butlins Sale Agreement to pay the sum of (pound)19,000,000 (but not any VAT thereon) to be effected as follows -

          (i) by the payment in cash to Butlins on Completion of (pound)8,600,000 (eight million six hundred thousand pounds); and

          (ii) by the issue on Completion to Butlins by the Purchaser of the Loan Note.

3.2 The parties agree to adopt the apportionment of the price given in Schedule 3 for all fiscal purposes. Any adjustment to the price for the Assets under this Agreement shall be effected pro rata the apportioned values given in
     Schedule 3.

3.3 As consideration for the Stock, Cash Floats and Prepayments, the Purchaser shall discharge the liability of the Vendor to make payment to Butlins under clause 3.3 of the Butlins Sale Agreement to be effected by the payment directly to Butlins of the sum calculated under clause 5.12 of this Agreement.

3.4 In addition to the stuns payable as consideration for the Assets the Purchaser agrees that it shall, pursuant to the Butlins Licence and the Butlins Services Agreement, pay -

     (a)  to the Vendor (as trustee for the benefit of Rank Leisure Holdings
          Plc) on Completion the sum of (pound)700,000 together with any VAT chargeable thereon in respect of the amounts due under the Butlins Licence and the sum of (pound)300,000 together with any VAT chargeable thereon on the date two months after the Completion Date in respect of further amounts due under the Butlins Licence; and

     (b) to the Vendor on Completion the sum of (pound)200,000 together with any VAT chargeable thereon in respect of amounts due under the Butlins Services Agreement and the sum of (pound)100,000 together with any VAT chargeable thereon on the date two months after the Completion Date in respect of further amounts due under the Butlins Services Agreement.

4    APPORTIONMENTS AND CONTRACTS

4.1 Without prejudice to clause 2.7 and subject always to the terms of clause 5 all expenses and outgoings (but excluding the Creditors) and income (but excluding the Book Debts) relating to the Business including any of the Assets shall, as they relate to a period before the Completion Date be borne by (in the case of expenses and outgoings) and be for the benefit of (in the case of income) the Vendor and insofar as they relate to a period after the Completion Date be borne by (in the case of expenses and outgoings) and be for the benefit of (in the case of income) the Purchaser and accordingly insofar as they relate to a period falling partly before and partly after the Completion Date, be apportioned pro rata temporis as between the Vendor and the Purchaser who shall account to one another on or as soon as practicable after Completion. Subject always to the provisions of the Butlins Services Agreement in respect of sums dealt with thereunder, in the event that after Completion any Member of the Purchaser's Group receives any payment which under the terms of this clause
     4.1 is due to the Vendor it shall pay the same to the Vendor within 10 Business Days of the next occurring Accounting Date (as defined below) and in the event that after Completion any Member of the Vendor's Group receives any payment which under the terms of this clause 4.1 is due to the Purchaser it shall pay the same to the Purchaser within 10 Business Days of the next occurring Accounting Date (as defined below). For the purposes of the above provisions, the Parties shall on the expiry of each consecutive period of seven days following Completion (each such date being an `ACCOUNTING DATE') notify the other Party in writing of any sums received by it due to that other Party under this clause.

4.2 As further consideration for the sale of the Business including the Assets, the Purchaser undertakes to the Vendor (for itself and as trustee for the benefit of every other Member of its Group) that, in discharge of part of the liability of the Vendor under clause 3.2 of the Butlins Sale Agreement, as from the Completion Date it shall -

     (a) subject to clause 4.2(b), perform any outstanding obligations and liabilities of the Vendor or any other Member of its Group under the Contracts in so far as they relate to the period after the Completion Date in accordance with their terms, and shall not do any act or thing as a result of which any claim may be made against the Vendor or any other Member of its Group under the Contracts; and

     (b) in so far as the Vendor or any other Member of its Group has entered into any Contract which relates both to the Business and to any other business of the Vendor or any other Member of its Group, the Purchaser shall as from the

          Completion Date assume responsibility for and perform any outstanding obligations and liabilities in so far as they relate to the period after the Completion Date of the Vendor and any other Member of its Group under that Contract to the extent that it relates to the Business, and shall duly and properly perform at the Purchaser's cost all of the obligations arising under that Contract in relation to the Business in accordance with its terms, and the Purchaser shall not do any act or thing as a result of which any claim may be made against the Vendor or any other Member of its Group under any such Contract.

4.3 In so far as the benefit or burden of any of the Contracts cannot effectively be assigned to the Purchaser without the agreement of or novation with, or consent to the assignment from, the person, firm or company concerned (`THE NON-ASSIGNABLE CONTRACTS') and in relation to the contracts referred to in clause 4.2(b) (`THE JOINT CONTRACTS') -

     (a) the Vendor and the Purchaser shall co-operate to do everything they reasonably can (excluding, for the avoidance of doubt, the making of any monetary payment) to procure that the non-assignable Contracts are novated or assigned accordingly and that the joint Contracts are novated into separate agreements respectively relating to the Business and the business retained by the Vendor pending which the Vendor shall hold the benefit of the relevant Contracts in trust for the Purchaser;

     (b) unless and until any of the non-assignable Contracts are novated or assigned in accordance with this clause 4.3, the Purchaser shall as the Vendor's or the relevant Member of its Group's sub-contractor perform all the obligations of the Vendor or the relevant Member of its Group under the Contracts in question insofar as they relate to the Business and the Vendor will at the Purchaser's cost give all reasonable assistance to the Purchaser to enable the enforcement of rights thereunder; and

     (c) unless and until any of the joint Contracts are novated in accordance with this clause 4.3, as the Vendor's or the relevant Member of its Group's subcontractor perform any outstanding obligations of the Vendor or the relevant Member of its Group under the joint Contracts in so far as they relate to the Business and the Vendor will at the Purchaser's cost give all reasonable assistance to the Purchaser to enable the enforcement of rights thereunder.

4.4  Nothing in this Agreement -

     (a) shall require the Purchaser to perform any obligations falling due for performance before the Completion Date by any Member of the Vendor's Group under the Contracts;

     (b) shall make the Purchaser liable for any neglect or default in respect of any of the Contracts by any Member of the Vendor's Group prior to Completion; or

     (c) shall impose any obligation on the Purchaser for or in respect of any breach of contract, breach of statutory duty or negligence on the part of any Member of the Vendor's Group in respect of any goods sold or services provided by any Member of the Vendor's Group prior to Completion.

4.5 The Purchaser shall on the Completion Date (or as soon as reasonably practicable after receipt of the same from the Vendor) send notice of the change of ownership of the Motor Vehicles to DVLA in Swansea (which the Vendor shall deliver to the Purchaser on or as soon as practicable after Completion) in the prescribed form so that as from the Completion Date the Vendor is no longer named as the registered keeper of the Motor Vehicles with DVLA.


4.6 The Vendor shall, following Completion, discharge in accordance with its ordinary custom and practice the Creditors and all other liabilities of the Business not expressly agreed to be assumed by the Purchaser under this Agreement. The Vendor shall, following Completion, collect in accordance with its ordinary custom and practice the

     Book Debts provided that before taking any legal steps in respect of the collection thereof the Vendor shall notify the Purchaser.

4.7 The Purchaser undertakes to the Vendor (for itself and as trustee for the benefit of every other Member of its Group) that it shall indemnify, and keep indemnified, the Vendor and every other Member of its Group in respect of any losses, damages, costs, claims and expenses which may be reasonably incurred by the Vendor or any other Member of its Group as a result of -

     (a) any act, neglect, default or omission on the part of the Purchaser's Group constituting a failure to comply with any obligation of the Purchaser's Group under the Contracts arising on or after Completion; and

     (b) any claim for payment by any of the creditors of the Purchaser's Group in relation to the carrying on of the Business after the Completion Date and arising from or in connection with the neglect or default of any Member of the Purchaser's Group.

4.8  Nothing in this Agreement -

     (a) shall require any Member of the Vendor's Group to perform any obligations falling due for performance after the Completion Date by any Member of the Purchaser's Group under the Contracts;

     (b) shall make any Member of the Vendor's Group liable for any neglect or default in respect of any of the Contracts by any Member of the Purchaser's Group after Completion; or

     (c) shall impose any obligation on any Member of the Vendor's Group for or in respect of any breach of contract, breach of statutory duty or negligence on the part of any Member of the Purchaser's Group in respect of any goods sold or services provided by any Member of the Purchaser's Group after Completion.

5    STOCK, CASH FLOATS, PREPAYMENTS AND TARIFF CREDITORS

5.1 Under the provisions of the Butlins Sale Agreement, for the purposes of determining the payment to be made to Butlins under clause 3.3 of the Butlins Sale Agreement the amount of the Tariff Creditors is to be deducted from the amount payable for the Stock, the Cash Floats and Prepayments. The Parties agree that the following provisions shall be applied to determine the sum payable by the Purchaser in discharge of the liability of the Vendor under clause 3.3 of the Butlins Sale Agreement. The Vendor and the Purchaser shall procure that the aggregate value of the Stock, the Cash Floats and the Prepayments less the Tariff Creditors is calculated in accordance with the following provisions of this clause 5.

5.2 `The quantities and descriptions of the Stock, the cost and net realisable value of the Stock and the amount of the Cash Floats shall be determined by reference to a stocktaking to be taken on the Completion Date (or such other date as may be agreed by the parties) by Messrs. Venners (or such other stocktaker as may be agreed by the parties) whose costs shall be borne jointly by the Vendor and the Purchaser and whose decisions shall (in the absence of manifest error) be final and binding on the parties.

5.3 The value of the Stock shall be ascertained by the stocktaker and each item of Stock shall be valued at the lower of cost and net realisable value (or cost in the case of items not for resale). For the purpose of computing the cost to the Vendor of any Stock, any Stock acquired by the Vendor or Butlins from another Member of its Group shall be treated as having been so acquired at market value by way of a bargain made at arm's length.

5.4 Each of the Vendor and the Purchaser shall, and the Vendor shall procure that Butlins shall, give to the stocktaker such assistance as may be reasonably required to enable the price of the Stock and the amount of the Cash Floats to be calculated and each shall procure that proper access to the books of account and accounting records of the Business is provided to enable the stocktake to be carried out under this Agreement.

5.5 The Vendor shall, or shall procure that Butlins shall, procure that a statement showing the value of the aggregate of the Stock, the Cash Floats and the Prepayments less the Tariff Creditors with each shown separately (`THE STATEMENT') as at the Completion Date is prepared as soon as practicable after Completion and in any event within 28 days of the Completion Date. Once prepared, such statement and any supporting calculations (including details of all bookings to which the Tariff Creditors relate) shall be delivered forthwith to the Purchaser for approval.

5.6 Unless the Purchaser notifies the Vendor in writing within 14 days of its receipt of the Statement that, in the Purchaser's opinion, the Statement is inaccurate, the amount of the value of the aggregate of the Stock, the Cash Floats and the Prepayments less the Tariff Creditors set out in such statement shall be conclusive and binding on the Vendor and the Purchaser; but if the Purchaser notifies the Vendor that in its opinion the Statement is inaccurate the provisions of clauses 5.8 and 5.9 shall apply.

5.7 If the Purchaser notifies the Vendor that, in its opinion, the Statement is inaccurate, the Vendor the Purchaser shall use their respective reasonable endeavours to agree the Statement and the amount of the value of the aggregate of the Stock, the Cash Floats and the Prepayments less the Tariff Creditors within 14 days of receipt by the Vendor of the notification under clause 5.6.

5.8 If the Statement and the amount of the value of the aggregate of the Stock, the Cash Floats, and the Prepayments less the Tariff Creditors are not agreed by the end of the period mentioned in clause 5.7, the Vendor and Purchaser shall as soon as practicable after the end of that period refer any disputed item in the preparation of the Statement or the ascertainment of the amount of the value of the aggregate of the Stock, the Cash Floats and the Prepayments less the Tariff Creditors to an independent chartered accountant qualified as such for not less than ten years and engaged in private practice to be agreed upon between them and appointed jointly by the Vendor and the Purchaser or (in default of such agreement) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of the Vendor or the Purchaser, the accountant so appointed shall be instructed to deliver his determination of such disputed item(s) as soon as practicable to the Vendor and the Purchaser and shall be deemed to act as an expert and not as an arbitrator and his decision shall be final and binding on the Vendor and the Purchaser.

5.9 The Vendor and the Purchaser shall, and the Vendor shall procure that Butlins shall, procure that proper and reasonable access to the books of account and accounting records of the Business is given to the Purchaser and any accountant appointed under clause 5.8 to enable them to verify the Statement and to enable them to carry out their respective duties under this Agreement.

5.10 The fees of any chartered accountant appointed under clause 5.8 shall be paid by the Vendor and the Purchaser in such proportion as he may determine or, in the absence of any such determination, as to one half by the Vendor and as to one half by the Purchaser.

5.11 Sums received by Butlins and/or any other Member of the Vendor's Group and/or the Vendor prior to Completion in respect of bookings of holidays and breaks to be taken at the Properties partly before and after Completion shall be apportioned on a pro rata temporis basis and the relevant amount thereof included in the Tariff Creditors accordingly.


5.12 Within seven days of the Statement being finally agreed or determined pursuant to the above provisions the Purchaser shall, in discharge of the obligations of the Vendor under clause 3.3 of the Butlins Sale Agreement, pay to Butlins the greater of (a) the aggregate of the value of the Stock, the Cash Floats and the Prepayments less (i) the Tariff Creditors and (ii) (pound)500,000; and (b) nil.


3.13 If the value of the aggregate of the Tariff Creditors plus (pound)500,000 is greater than the aggregate of the Stock, Cash Floats and Prepayments, the Vendor shall within seven days of the Statement being finally agreed or determined pursuant to the above provisions pay to the Purchaser the amount by which the aggregate of the Tariff

     Creditors plus (pound)500,000 is greater than the aggregate of the Stock, the Cash Floats and the Prepayments

6    COMPLETION

6.1 The sale and purchase of the Assets shall be completed immediately upon the execution and exchange of this Agreement.

6.2  The Vendor shall on Completion -

     (a) deliver to the Purchaser such of the Assets as are capable of passing by delivery by making the same available at the relevant Property;

     (b) to the extent the same are in the possession of the Vendor, deliver to the Purchaser the originals of the Contracts and copies of the joint Contracts (as referred to in clause 4.3);

     (c)  deliver to the Purchaser

          (i) an assurance of each Property in the agreed form duly executed by Butlins;

          (ii) the Butlins Licence duly executed by Rank Leisure Holdings plc;

          (iii) the Butlins Services Agreement duly executed by the Vendor;

          (iv) the LSA Agreement duly executed by Leisure Services Agency
               Limited;

          (v) the Grosvenor Fire Alarm Agreement duly executed by Grosvenor Casinos Limited;

          (vi) certified copies of the board minutes of the Vendor approving the entry into and performance of this Agreement; and

         (vii) licences to assign relating to the Leasehold Properties (where appropriate) in a form acceptable to the relevant Landlord and duly executed by the relevant Landlord (provided that the obligation on the Vendor in this sub-clause is limited to handing over such licence to assign as soon as it is received by the Vendor from the relevant Landlord).

6.3  The Purchaser shall on Completion

     (a) pay to Butlins, by CHAPS transfer to the Vendor's Solicitors' (who arc also Butlins Solicitors) bank account at Lloyds Bank Plc, 39 Threadneedle Street, London EC2R 8AU, (sort code 30-00-09, account number 0023889) the sum of (pound)8,600,000 (eight million, six hundred thousand pounds), being the sum specified in clauses 3.1(b)(i);

     (b) pay to the Vendor, by CHAPS transfer to the Vendor's Solicitors' bank account at Lloyds Bank Plc, 39 Threadneedle Street. London EC2R 8AU, (sort code 30-00-09, account number 0023889) the sum of (pound)900,000 being the aggregate of the sums specified in clauses 3.4(a) and 3.4(b) as payable at Completion;

     (c) deliver a duly executed original of the Loan Note to Butlins (or to the Vendor's Solicitors on Butlins behalf), together with certified copies of the board minutes of the Purchaser constituting the Loan Note and authorising its issue to Butlins and the original Standby Letter of Credit duly issued and executed by Citibank N.A.;

     (d)  deliver to the Vendor -

          (i) an assurance of each Property in the agreed form duly executed by the Purchaser;

          (ii) the Butlins Licence duly executed by the Purchaser;

          (iii) the Butlins Services Agreement duly executed by the Purchaser;

          (iv) the LSA Agreement duly executed by the Purchaser;

          (v) the Grosvenor Fire Alarm Agreement duly executed by the Purchaser;

          (vi) certified copies of the board minutes of the Purchaser approving the entry into and execution of the above and

          (vii) licences to assign and rent deposit deeds relating to the Leasehold Properties (where appropriate) in a form acceptable to the relevant Landlord duly executed by the Purchaser.

6.4 The Vendor's Solicitors are irrevocably authorised to receive the payments referred to in clauses 6.3(a) and 6.3(b) and their receipt thereof shall be a sufficient discharge to the Purchaser who shall not be concerned with the distribution thereof.

6.5 The Vendor shall from time to nine and at all times after the Completion Date upon request by the Purchaser (and at the Purchaser's cost and expense) do all such acts and execute all such documents as arc reasonably necessary for perfecting the transfer of the Business to the Purchaser and for vesting in the Purchaser title to the Assets in accordance with this Agreement.

6.6 This Agreement shall, so far as it remains to be performed, continue in full force and effect notwithstanding Completion.

7    WARRANTIES

7.1 The Vendor warrants to the Purchaser in the terms contained in Schedule 6, subject to the provisions of Schedule 7, the terms of which the Purchaser acknowledges and agrees are fair and reasonable in all the circumstances and in particular, but without limitation, for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977.

7.2 Each of the Warranties shall be construed as a separate Warranty and shall not be limited or restricted by reference to or inference from any other matter including the terms of any other Warranty or any other terms of this Agreement with the exception of Schedule 7.

7.3 In the absence of fraud or fraudulent concealment, the Vendor shall not (in the event of any claim being made against it in connection with the sale of the Business and Assets to the Purchaser) make any claim against any of the Employees on whom it may have relied before agreeing to any term of this Agreement or the content of any of the Warranties or authorising any statement in the Disclosure Letter.

7.4 Save as provided in this Agreement no failure or delay by any Party in exercising any of its rights hereunder shall be deemed to be a waiver of that right. Any waiver or release of any right hereunder shall be in writing and such a waiver or release shall not prejudice or affect any remaining rights or remedies of the relevant Party giving the waiver or release.

8    BADGED ITEMS AND EXCLUDED ASSETS

     On the expiry of the Butlins Licence, the Purchaser shall remove and dispose at its own cost (and in a manner which is not prejudicial or detrimental to the goodwill of any Rank Group Company) all items badged with or bearing a Trade Mark (other than those which it has been expressly agreed by the parties in writing should remain at the Properties and in relation to such Badged Items the Purchaser shall on expiry of the Butlins Licence permanently block out, at the cost of the Purchaser, any Rank Badge thereon).

9    EMPLOYEES

9.1 It is acknowledged and agreed by the Parties that the transfer of the Business pursuant to this Agreement constitutes a `relevant transfer' for the purposes of the Transfer Regulations and that accordingly the contracts of employment of the Employees will on Completion be transferred to the Purchaser as provided by the Transfer Regulations.

9.2 The Vendor shall pay to each of the Employees all emoluments (excluding any accrued holiday pay and bonuses but including other benefits) due to them for the period ending on the Completion Date.

9.3 The Purchaser warrants and represents that it has prior to the execution of this Agreement given to the Vendor in writing such information concerning the measures envisaged by the Purchaser concerning the Employees as would enable the Vendor to comply with its statutory obligation to inform and consult representatives of the Employees pursuant to the Transfer Regulations about the transfer of the Business to the Purchaser.

9.4 The Vendor warrants and represents that it has prior to the execution of this Agreement complied with it obligations under the Transfer Regulations to inform and consult the Employees about the transfer of the Business to the Purchaser and that any default by the Vendor in doing so is a direct result of any failure by the Purchaser to comply with its obligations under regulation 10(3) of the Transfer Regulations.

9.5 The Vendor shall indemnify the Purchaser against all costs, expenses, damages, compensation, fines and other liabilities arising out of or in connection with-

     (a) any claim by any Employee arising from his employment with Butlins or the Vendor or any other Member of the Vendor's Group or the termination of that employment (howsoever arising) on or prior to Completion;

     (b) any claim by any employee or former employee of Butlins or the Vendor or any other Member of the Vendor's Group who is not one of the Employees arising from his employment with Butlins and/or the Vendor and/or any other Member of the Vendor's Group or the termination of that employment (howsoever arising);

     (c) any claim by any trade union or staff association recognised by Butlins or by the Vendor or any other Member of the Vendor's Group in respect of all or any of the Employees or arising from Butlins or the Vendor's or any other Member of the Vendor's Group's failure to comply with any legal obligation to any such trade union or staff association or Butlins or the Vendor's or any other Member of the Vendor's Group's failure to comply with any consultation provision of any collective agreement with any trade union or staff association;

     (d) any claim by or on behalf of any Employee in respect of the failure to comply with any legal obligation on Butlins or the Vendor or any other Member of the Vendor's Group to supply information to and/or consult with a representative of that Employee; and

     (e) any claim or fine arising out of the failure by Butlins or the Vendor or any other Member of the Vendor's Group to comply with their obligations under sections 188 or 193 of the Trade Union and Labour Relations (Consolidation) Act 1992;

     provided always that the indemnities contained in clauses 9.5(c) and 9.5(d) shall apply subject to the Purchaser having complied with its obligations under regulation 10(3) of the Transfer Regulations.

9.6 The Vendor shall following Completion at the Purchaser's request and expense provide to the Purchaser in relation to any Employee such information or documents which are not delivered to the Purchaser at Completion as the Purchaser may reasonably require relating to the terms and conditions of employment and pension and life assurance arrangements concerning the employment of such Employee with Butlins or the Vendor prior to the Completion Date.

9.7 The Purchaser shall from Completion assume responsibility for the performance of all of the obligations of the employer of the Employees and undertakes to indemnify the

     Vendor (for itself and as trustee for the benefit of Butlins) against all costs, expenses, damages, compensation, fines and other liabilities arising out of or in connection with the employment of the Employees on or after Completion.

10   PENSIONS

     The Vendor and the Purchaser undertake to perform their respective obligations under Schedule 9 with regard to the pension rights of the Employees.

11   VALUE ADDED TAX

11.1 Any sum payable by the Purchaser under this Agreement is exclusive of any applicable VAT and (subject to this clause 11) the Purchaser agrees to pay all VAT which is properly chargeable thereon.


11.2 The Parties acknowledge and agree that section 49(1) of the Value Added Tax Act 1995 (`VATA') and paragraph 5 of the Value Added Tax (Special Provisions) Order 1995 (`Article 5') are intended to apply to the sale and purchase of the Assets and accordingly the Purchaser -

     (a) warrants that from Completion it shall use the Assets to carry on the same kind of business as the Business without a significant break in trading;

     (b) warrants and represents it is duly registered for VAT or shall be so registered with effect from a date no later than Completion;

     (c) warrants that it shall not immediately transfer the Business or any part thereof or any of the Assets to another person; and

     (d) warrants and represents that it has made an election having effect under paragraph 2 of schedule 10 VATA and given notice of that election to HM Customs & Excise in respect of the Properties such election to have effect on Completion.

11.3 Under a general dispensation dated 23rd January 1992 Rank Group Companies received permission to retain the records (if any) referred to in section 49(1) VATA as relate to the Business. After Completion the Vendor shall procure that all such records are preserved for such period as is required by law and shall give the Purchaser reasonable access upon reasonable notice to those records and shall allow the Purchaser and its agents, at the Purchaser's expense and upon reasonable notice, to make copies of those records.

11.4 If notwithstanding the intention of the parties expressed in clause 11.2 an amount of Value Added Tax is determined (on the basis of full disclosure of all material facts) by H.M. Customs and Excise to be payable in respect of the sale to the Purchaser of the Assets and H.M. Customs and Excise make an assessment in respect of that Value Added Tax, then the Purchaser shall, upon the date following five Business Days after the date of receipt by the Purchaser in cleared funds from H.M. Customs & Excise of an input tax credit or a refund in respect of such VAT and provided that it shall have received in respect of the same a valid tax invoice, pay over to the Vendor the amount of that Value Added Tax.

11.5 The Purchaser shall use all reasonable endeavours to obtain, as soon as reasonably practicable, such input tax credit or refund as is referred to in clause 11.4 above.

11.6 The Purchaser shall indemnify the Vendor against any liability of the Vendor for interest and penalties to the extent that such liability would not have arisen but for a breach by the Purchaser of -

     (a)  any of its warranties and representations in clause 11.2; or

     (b)  its obligations under clause 11.5 above.

11.7 The Vendor warrants that it is validly registered for VAT and that it has validly elected to waive the exemption from VAT in respect of the Properties with effect from a date falling on or before Completion by reason of the election made by Butlins Limited a company in the same VAT group as the Vendor and shall provide to the Purchaser prior to Completion a copy of valid notices to HM Customs & Excise in respect of such election by Butlins.

11.8 The Vendor and the Purchaser shall use all reasonable endeavours to procure that the sale of the Assets pursuant to this Agreement is accepted as a transfer of a going concern by HM Customs & Excise for the purposes of
     Article 5 and the Vendor shall -

     (a) if HM Customs & Excise determine that Article 5 does not apply to the sale of the Assets pursuant to this Agreement, provide to the Purchaser as soon as reasonably practicable full details of such determination;

     (b) if so requested by the Purchaser and at the Purchaser's sole expense, make such appeals and request for review of decisions as the Purchaser shall reasonably require from time to time, providing all such co-operation, information and assistance as is reasonably necessary to pursue such appeals and reviews;

     (c) permit, for the purposes of the appeals and requests for review referred to in 11.8(b) above, the Purchaser to have control of the conduct of such appeals and requests and to instruct on the Vendor's behalf such reasonably competent professional advisers as the Purchaser shall select; and

     (d) promptly repay to the Purchaser any amount of VAT paid to the Vendor which is determined by HM Customs & Excise or a court or tribunal not to have been VAT properly due and payable.


11.9 The Vendor shall not be required to make any appeal in respect of the application of Article 5 to the sale of the Assets under this Agreement beyond the VAT and Duties Tribunal (or equivalent body replacing the same) unless the Purchaser has, at its own expense, procured the opinion of Tax Counsel of not less than six years call to the effect that such an appeal will be likely to succeed.

11.10 The Vendor agrees to provide within 4 weeks of written request by the Purchaser such details as are in its possession (including the total input tax on the capital item the date it was incurred and the percentage of input tax claimed on the item in the first interval both as defined in
      Part XV of the Value Added Tax Regulations 1995 SI 1995/2518 (`the VAT Regulations')) of all land and other capital items which are used in the course or furtherance of the Business to which Part XV of the VAT Regulations could apply.

12    LICENCES

     The Purchaser shall use all reasonable endeavours (which endeavours shall include, without limitation, the payment of any renewal, transfer, registration or other similar fee in relation to the Licences) to procure that any of the Licences which are in the name of a Rank Group Company or any person employed by any such company (other than an Employee) and which are assignable or transferable to the Purchaser or its employees are, with effect from the Completion Date, assigned or transferred into the name of the Purchaser or its employees. The Vendor shall provide such assistance as is reasonably requested by the Purchaser for the purpose of effecting such assignments and transfers. The Purchaser acknowledges and agrees that in respect of any such Licences which are not capable of assignment or transfer to it or its employees, the Vendor shall following notice to the Purchaser identifying the Licences in question have the right to terminate or cancel or procure the termination or cancellation of the same with effect from Completion or any time thereafter.

13    BOOKINGS

13.1 The Vendor undertakes that in the event of Butlins staff receiving an enquiry from a customer in respect of a booking to be made at any of the Properties for a holiday commencing after Completion Butlins staff should recite, or other arrangements should be in place so far as is reasonably practicable, such that the customer hears, a form of message to be agreed between the Parties following Completion concerning the sale of the Business and the Vendor shall otherwise have the right to inform customers that the Business has been sold to the Purchaser by means of a letter to customers in a form to be agreed between the parties following Completion and if so requested by customers of the Business Butlins, Butlins shall have the right to make and accept (without any liability to the Purchaser) a hooking at any other site or property operated by a Rank Group Company.

13.2 The Purchaser acknowledges that holiday brochures and other marketing materials advertising holidays at the Properties for the period after Completion are in circulation at the date hereof and that bookings have and will be made by reference to the said brochures and materials. Accordingly, the Purchaser undertakes to the Vendor (for itself and as trustee for the benefit of every other Member of its Group) that it shall -

      (a) ensure that the Business is operated in all material respects during the periods covered by such brochures and materials to the same standard advertised in the said brochures and materials and shall ensure that the facilities, accommodation and services specified in the said brochures and materials are in all material respects provided at the Properties throughout such periods;

      (b) adopt and honour the conditions of booking specified in the said brochures and materials and any other relevant contract (save as to price); and

      (c) ensure that following Completion the travel offers set out in the 1999 Entertainment Hotels brochure currently in circulation continue to be made available to customers of the Business in accordance with the terms of such brochure throughout the life of such brochure and the Purchaser agrees to purchase from the Vendor upon the expiry of 3 months from Completion any National Express vouchers held by Butlins and/or the Vendor for coach travel to and from the Properties.

13.3 The Purchaser undertakes to the Vendor (for itself and as trustee for the benefit of every other Member of its Group) that it shall indemnify and keep indemnified the Vendor and each Rank Group Company in respect of all loss, damage, costs, claims or expenses reasonably incurred by the Vendor or any other Rank Group Company arising out of or in connection with any claim made by a party in respect of a holiday taken or to be taken at any Property at any time after Completion which claim arises out of or in connection with any failure by any Member of the Purchaser's Group to ensure that the Business is operated during the periods covered by the brochures and materials referred to in clause 13.2(a) to the same standard advertised in those brochures and materials and/or to ensure that the facilities, accommodation and services (including without limitation the rail and coach travel offers) specified in the said brochures and materials are provided at the Properties throughout such periods and/or to adopt and honour the conditions of booking specified in the said brochures and materials and any other relevant contract.

14    EXCLUSION OF WARRANTIES AND REPRESENTATIONS

14.1 The Purchaser acknowledges that it has been afforded the opportunity to inspect the Assets and the Properties prior to the date of this Agreement and agrees that it shall take the same in the condition as they are at Completion.

14.2 The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, term, condition, warranty, promise or assurance other than those expressly set out or referred to herein or in a document in the agreed form or by any collateral contract and all representations, terms, conditions, warranties, promises, assurances and duties not expressly set out or referred to herein or in a document in the agreed form and whether implied by statue, common law or otherwise are excluded to the fullest extent permitted by law and, in the absence of fraud, the purchaser acknowledges that it shall have no remedy in respect of the same.

14.3 The Purchaser acknowledges and agrees that the provisions of this clause 14 are fair and reasonable in all the circumstances and in particular, but without limitation, for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977.

15    NOTICES

15.1 Any notice or other communication to be given under this Agreement to either part may be given by delivering it by hand or sending it by prepaid first class post or by facsimile transmission to, in the case of the Vendor, its registered office for the time being marked for the attention of `The Company Secretary and, in the case of the Purchaser, its registered office for the time being or to such other address as a party may have notified to the other party in writing from time to time.

15.2 A notice or other communication given in the manner prescribed above shall be deemed to be given -

      (a) at the time of delivery if it is delivered before 5.00 p.m. on a Business Day; and


      (b)   in any other case at 9.00 a.m. on the next following Business Day.

16    GENERAL

16.1 The Purchaser shall throughout the period of 6 years from the Completion Date -

      (a) allow the Vendor or its duly authorised agent (on reasonable notice and at the Vendor's cost) to inspect and take copies of or extracts from any books of account, records and other documents (as defined in section 10 of the Civil Evidence Act 1968) relating to the Business which are delivered to the Purchaser on Completion and shall not destroy any part thereof without first offering the same to the Vendor; and

      (b) use its reasonable endeavours at the Vendor's cost to assist the Vendor in obtaining any necessary information reasonably required for settling any outstanding tax computations or other tax, VAT, PAYE or National Insurance or other matter or enquiry of the Vendor.

16.2 Except to the extent required by the rules or regulations of the London Stock Exchange or by law, no announcement of the sale and purchase hereunder or the terms of this Agreement shall be made by either party without the prior written consent of the other and pending any announcement each party shall use its best endeavours to keep the same confidential.

16.3 The Purchaser undertakes to the Vendor (for itself and as trustee for the benefit of every other Member of the Vendor's Group) that, except as provided below in this clause 16.3, it shall and shall procure that its employees, agents and advisors shall at all times-

      (a)   keep confidential all Restricted Information;

      (b)   not disclose any Restricted Information to any other person; and

      (c) not use any Restricted Information for any purpose other than is contemplated by this Agreement (including the operation of the Business in the normal course);

      provided that the Purchaser may disclose any Restricted Information (i) to the extent required by law, (ii) to the extent that, through no fault of the Purchaser, the Restricted Information is at the time of such disclosure public knowledge or (iii) to those of its own employees and professional advisors who in the course of their employment or in their capacity as professional advisor (as the case may be) need to know such information.

      For the purposes of this clause, `Restricted Information' means any information which is disclosed to the Purchaser, its agents or its advisors by the Vendor, its agents or its advisors pursuant to or in connection with this Agreement or the sale of the Assets hereunder.

16.4 Subject as provided in this Agreement, the parties shall pay their respective costs in connection with this Agreement.

16.5 This Agreement, together with the documents in the agreed form, constitutes to the fullest extent permitted by law the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing and signed by the parties.

16.6 If any provision of this Agreement is held by a court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

16.7 This Agreement shall be governed by and construed in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English courts.

16.8 This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other party.

16.9 This Agreement is personal to the Purchaser and the Purchaser shall not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement provided that -

      (a) the Purchaser shall be entitled to assign the benefit of its right and interest in this Agreement to a wholly owned subsidiary of the Purchaser provided that if such assignee company (`THE ASSIGNEE') shall cease to be a wholly owned subsidiary of the Purchaser at any time when such benefits are outstanding, the Purchaser shall procure that prior to the Assignee ceasing to be a wholly owned subsidiary of the Purchaser it shall assign such benefits to the Purchaser or another wholly owned subsidiary of the Purchaser at that time; and

      (b) the Purchaser shall be entitled with the consent of the Vendor, such consent not to be unreasonably withheld or delayed, to assign the benefit of its right and interest in this Agreement to another Member of the Purchaser's Group.

16.10 The Vendor shall, and shall procure that Butlins shall, provide such information and assistance as the Purchaser shall reasonably require for the purposes of submitting a claim for relief from stamp duty under
      Section 76 of the Finance Act 1986.

                                   SCHEDULE I

                                 THE PROPERTIES


                                     PART I
                                    BRIGHTON


1     PROPERTY DESCRIPTION

1.1 All that freehold property known as Ocean Hotel at Saltdean in the County Borough of Brighton in the County of Sussex ("Ocean Hotel") as comprised in the Root of Title referred to in paragraph 3 below.

1.2 All such rights, title and interest which Butlins has in the land edged orange (on the plan annexed hereto (`THE ORANGE LAND').

2     BUSINESS NAME

      Ocean Hotel, Saltdean, Brighton

3     ROOT OF TITLE

      In relation to the property referred to in paragraph 1.1 above -

      Conveyance dated 30th June 1954 made between (1) Investment and First Mortgage Company Limited and (2) Butlins.

4     MATTERS TO WHICH THE PROPERTY IS SUBJECT

4.1   Those contained or referred to in the following documents -

      (a) Licence dated 9th February 1954 made between (1) Butlin Properties Limited and (2) The Mayor Aldermen and Burgesses of the Borough of Brighton;

      (b) Agreement dated 25th July 1969 made between (1) Butlins and (2) The Sussex Police Authority;

                    [OCEAN HOTEL, SALTDEAN, NR BRIGHTON MAP]

      (c) Agreement dated 19th January 1993 made between (1) Brighton Borough Council and (2) Butlins;

5     TENANCIES

5.1 Lease dated 19th July 1960 made between (1) Butlins Limited and (2) The South Eastern Electricity Board;

5.2 Agreement dated 5th October 1993 made between (1) Butlins limited and (2) Vodafone Limited.

6     SPECIAL CONDITIONS

6.1 Subject to 6.4 below no requisition or objection shall be made in respect of the fact that neither the Vendor nor Butlins is able to supply either the original or any examined copy or abstract of the Conveyance dated 30th June 1954 referred to above as the root of title.

6.2 No requisition or objection shall be made in respect of the fact that the Vendor is unable to supply any further particulars of Butlins occupation of the Orange Land.

6.3 The Vendor sells (or shall procure the sale of) such interest as Butlins may have in the Orange Land and no title guarantee is given by the Vendor nor Butlins in respect thereof.

6.4 The Vendor will at its own cost give reasonable assistance to reply to requisitions raised by HM Land Registry arising from the Purchaser's application to be registered as proprietor of the Orange Land with possessory title.

6.6 No requisition or objection shall he made in respect of the fact that neither the Vendor nor Butlins is able to supply either the original or an examined copy or abstract of the Conveyance dated 26th October 1938 made between (1) Land Freeholds Limited and (2) First Mortgage Co-Operative Investment Trust Limited.

                                   SCHEDULE I


                                     PART 2
                                  SCARBOROUGH

I     PROPERTY DESCRIPTION

      All that freehold property known as The Grand Hotel, Scarborough comprised in and registered at HM Land Registry under Title Number NYK9958 with title absolute.

2     BUSINESS NAME

      Grand Hotel, Scarborough.

3     ROOT OF TITLE

      Not applicable.

4     MATTERS TO WHICH THE PROPERTY IS SUBJECT

      Those contained or referred to in the following documents -Section 106 Agreement dated 30th April 1997 made between (1) The Scarborough Borough Council and (2) Butlins.

5     TENANCIES

      None

6     SPECIAL CONDITIONS

      None

                                   SCHEDULE I


                                     PART 3
                                     MARGATE

1     PROPERTY DESCRIPTION

1.1 All that freehold property known as Norfolk Hotel, Eastern Esplanade, Margate as the same is registered at HM Land Registry under Title Number K266280 with title absolute.

1.2 All that freehold property known as St George's Hotel, Eastern Esplanade and land at the rear of 1 Norfolk Road, Margate, as the same is registered at HM Land Registry under Title Number K273897 with title absolute.

1.3 All that freehold property known as Hydro Grand Hotel and Cafe, Eastern Esplanade, Margate, the Patch, 41 Eastern Esplanade, Margate, Enfield House, Harold Road, Margate, and 27 Gordon Road, Margate as the same is registered at HM Land Registry under Title Number K28501 with title absolute.

1.4 All that leasehold property known as the Prince's Hotel, 14 and 16 Third Avenue, Eastern Esplanade, Margate, Kent, being the land demised by a lease dated 28th May 1993 made between (1) Geoffrey Edward and Margareta Sutton and (2) Butlins Limited.

1.5 Such right, title and interest as Butlins may have in the subsoil beneath the public highway between the properties described at paragraphs 1.1, 1.2 and 1.3 above and including (but not by way of limitation) all subways and tunnels running between those properties.

2     BUSINESS NAME

      Grand Hotel, Cliftonville, Margate.

3     ROOT OF TITLE

      In relation to the land referred to in paragraph 1.4 above: The lease dated 28th May 1993 referred to in paragraph 1.4 above.

4     MATTERS TO WHICH THE PROPERTY IS SUBJECT

      Those contained or referred to in the following documents -

4.1 Section 18 Agreement dated 25th july 1994 made between (1) Southern Water Services Limited and (2) Butlins Limited.

4.2 The rents reserved by the lease dated 28th May 1993 rcfcrred to in paragraph 1.4 above and the covenants, rights, exceptions, reservanons under the matters contained or referred to in the said lease.

5     TENANCIES

5.1 Lease dated 7th June 1961 made between (1) Butlins and (2) The South Eastern Electricity Board.

6     SPECIAL CONDITIONS

6.1 The Vendor will at its own cost give reasonable assistance to reply to requisitions raised by HM Land Registry arising from the Purchaser's application to be registered as proprietor of the property described in paragraph 1.5 to this Schedule 1 Part 3.

6.2   The parties hereby agree to the following -

      (a) For the avoidance of doubt (and as reflected in the Consideration), nothing in this Agreement gives or is intended to give the Purchaser any rights or entitlement to claim damages against the Highways Department or any other person, entity or authority relating to the works carried out by Butlins to the sewers and drains running through/under the land adjoining the Property referred to in this Part of
      Schedule 1 (the `Works');


      (b) Further, for the avoidance of doubt (and as is reflected in the Consideration), the parties hereby agree that the Purchaser has no entitlement or claim whatsoever in respect of any damages which may he claimed and/or received by either (1) the Vendor or (2) Butlins against the Highways Department or any other person, entity or authority relating to the Works; and


      (c) The Purchaser shall promptly provide Butlins and the Vendor all reasonable assistance as may be required for the purposes of pursuing any claim relating to the Works.

                                   SCHEDULE I


                                     PART 4
                                    BLACKPOOL

1     PROPERTY DESCRIPTION

1.1 All that leasehold property known as the Metropole Hotel, Blackpool in the County of Lancashire situate on the north promenade adjoining Talbot Square, Blackpool together with the gardens or car park yard and cellars thereto and the lock-up shops situated within the curtilage of the said hotel and known as Metropole Buildings, Blackpool being the property comprised in and demised by a lease dated 26th March 1965 made between (1) Metropole Hotel (Blackpool) Limited and (2) Butlins Limited as varied by a Deed of Variation dated 7/3/1999 made between (1) Ian David Lipman and others and (2) Butlins.

1.2 All that leasehold property relating to 146/148 Promenade, Blackpool, Lancashire situated only on the ground floor entrance hall and staircase together with the upper floors of the Landlord's property situate and numbered 146/148 Promenade, Blackpool, Lancashire excluding therefrom the portion of the premises comprised on the ground floor separate and apart from the premises hereby demised under roof under the external and/or structural parts of the building comprising the Premises being the property comprised in and demised by a lease dated 11th July 1994 and made between (1) Venturion Limited and (2) Butlins Limited.

2     BUSINESS NAME

      Metropole Hotel, Blackpool.

3     ROOT OF TITLE

      The two leases referred to above and dated 26th March 1965 and 11th July 1994 respectively.

4     MATTERS TO WHICH THE PROPERTY IS SUBJECT

      The rents reserved by the two said leases dated 26th March 1965 and 11th July 1994 referred to above respectively and the covenants, rights, exceptions, reservations under the matters contained or referred to in the two said leases.

5     TENANCIES

      None.

6     SPECIAL CONDITIONS

      None.

                                   SCHEDULE I


                                     PART S
                                    LLANDUDNO

1     PROPERTY DESCRIPTION

1.1 All that freehold land and buildings at Llandudno comprising the Dolphin Cafe and part of the Grand Hotel, Llandudno which is shown for identification only edged red on the plan attached to the Conveyance and Assignment dated 27th March 1981 made between (1) Llandudno Hotels limited, (2) Trusthouse Forte Hotels Limited and (3) Butlins Limited.

1.2 All that leasehold land known as the Grand Hotel, Llandudno forming part of the land demised by a lease dated 31st December 1902 made between (1) The Most Honourable William Marquis of Abergavenny and others and (2) The Grand Hotel Llandudno Limited (excluding the land conveyed by the conveyance of 26th March 1981 made between (1) Llandudno Hotels Limited,
      (2) Trusthouse Forte Hotels Limited and (3) Entam Leisure Limited

2     BUSINESS NAME

      Grand Hotel, Llandudno

3     ROOT OF TITLE

3.1 Conveyance and assignment dated 27th March 1981 made between (1) Llandudno Hotels Limited, (2) Trusthouse Forte Hotels Limited and (3) Butlins

3.2 Lease dated 31st December 1902 made between (1) The Most Honourable William Marquis of Abergavenny and others and (2) The Grand Hotel Llandudno Limited

4     MATTERS TO WHICH THE PROPERTY IS SUBJECT

      Those contained and referred to in the following documents -

4.1 The rents reserved by the said lease dated 31st December 1902 and the covenants, rights, exceptions, reservations and other matters contained or referred to in the said lease.

4.2 A licence to house condensing unit dated 27th March 1981 made between (1) Entam Leisure Limited and (2) Butlins.

4.3 Licence to place dustbins dated 27th March 1981 made between (1) Entam Leisure Limited and (2) Butlins.

4.4 Deed of grant of covenant dated 27th March 1981 made between (1) Entam Leisure Limited and (2) Butlins.

4.5 Deed dated 27th March 1981 made between (I) Entam Leisure Limited and (2) Butlins.

4.6 Conveyance dated 6th December 1983 made between (1) Entam Leisure Limited and First Leisure Corporation Plc and (2) Llandudno Pavilion Limited.

5     TENANCIES

      None.

6     SPECIAL CONDITIONS

      None.

                                   SCHEDULE 2


                 TERMS AND CONDITIONS OF SALE OF THE PROPERTIES

1     STANDARD CONDITIONS

1.1 The Standard Conditions of Sale (3rd Edition) (the `STANDARD CONDITIONS') as amended hr paragraphs 1.2 and 1.3 shall be incorporated into this Agreement insofar as they are not varied by or inconsistent with the other terms expressly set out in this Agreement and shall apply to the sale and purchase of the Properties.

1.2   Standard Conditions 2.2, , 3.4, 4.1, 4.2, 4.3.2, 4.5.2, 4.5.5, 5.1,
      5.2.2(b), 5.2.2(g), 5.2.3 and 5.2.7, 6.1, 6.2, 6.3, 6.4, 6.6, 6.7 and 6.8,
      7, 8.3 and 9 shall not apply.

1.3   The Standard Conditions shall be varied as follows -

      (a) the word `seller' shall be amended to Vendor and the word `buyer' shall be amended to `Purchaser' wherever each of them appears;

      (b) in Standard Condition 1.1.1(a), sub-paragraphs (i) and (ii) shall be deleted and the words `the interest actually earned on money less any proper charges for handling the money' shall be inserted; and

      (c) in Standard Condition 1.1.1 (g), the contract rate shall be 4% per annum above the base rate current from time to time of Lloyds Bank Plc.

      (d) in Standard Condition 3.2.1, the word "contract" shall be replaced with the word "completion".

      (e) in Standard Condition 5.2.2(f), the words `nor change its use and shall comply with all statutory obligations relating to the property and indemnify the Seller against all liability arising as a result of any breach of such `obligation' shall be added at the end;

2     SPECIAL CONDITIONS

      In addition to the terms and conditions contained in this Schedule the relevant special conditions (`SPECIAL CONDITIONS') (if any) referred to in paragraph 6 of the relevant Part of Schedule 1 shall apply to the sale of each relevant Property

3     ENCUMBRANCES

      Each of the Properties is sold subject to and with the benefit of--

3.1 all matters registered or registrable by any local or other competent authority and any other requirement (including any charge notice order or proposal) of any local or other competent authority acting by statutory authority or by Royal Charter;

3.2 all matters affecting that Property which are disclosed or capable of discovery by searches or enquiries made of any person or local or other competent authority or statutory body or by inspection or survey and whether or not such searches or enquiries inspection or survey have in fact been made by or on behalf of the Purchaser;

3.3 overriding interests (as defined in section 70 of the Land Registration Act 1925) affecting that Property;

3.4 all matters contained or referred to in the property and charges registers of the registered title referred to (if relevant) in paragraph 1 of each Part of Schedule 1 as relate to that Property (`REGISTERED TITLES' and `REGISTERED TITLE' shall be construed accordingly) (other than charges to secure the repayment of money);

3.5 all matters contained or referred to in the documents referred to in paragraphs 3 and 4 of each Part of Schedule 1 as relate to that Property and the relevant tenancies (of any) referred to in paragraph 5 of each Part of Schedule 1 and/or all matters referred to in the schedule of deeds and documents supplied by the Vendor's Solicitors to the Purchaser's Solicitors before the date hereof (in this Schedule and in Schedule 1 `DOCUMENTS').

3.6 the rents reserved by and the tenant's covenants and other obligations contained in the Leases.

3.7 Any rights or interests (if any) affecting the Properties pursuant to the Concession Agreements.

4     TITLE

4.1 Title to the Properties (which in the case of any Property which is unregistered will commence from the Root of Title referred to in paragraph 3 of the relevant Part ot Schedule 1) has been deduced to the Purchaser prior to the date of this Agreement and the Purchaser will not raise any objection to or requisition on such title.

4.2 The Purchaser having been provided with copies of the registers of each Registered Title and associated filed plan(s) and the documents and matters specified in the schedule of deeds and documents as supplied to the Purchaser's Solicitors before the date hereof is deemed to purchase with full knowledge of their respective terms and will not raise any objection to or requisition on them or on the matters contained or referred to in the paragraphs of the relevant Part of Schedule 1 relating to the Properties.

5     ASSURANCE

5.1 Notwithstanding that the Vendor sells (or is procuring the sale) with full title guarantee (save for in relation to the Orange Land) and the assurance of each Property is to contain provisions in the following terms modifying the covenants implied into it by the Law of Property (Miscellaneous Provisions) Act 1994 (the `ACT') -

      (a) in section 6(1) the word `particular' shall be deleted and the words `or the contract for the disposition of the property' shall be added after the words `...to which disposition...';

      (b) the words `who shall be deemed to have actual knowledge of all entries made in the public registers held by H.M. Land Registry, the local land charges registry and Companies House' shall be added at the end of section 6(2);

      (c)   section 6(3) shall be deleted;

      (d) the covenants to be implied on the part of Butlins as disponer in such assurance by sections 2, 3, 4 and 5 of the Act shall be limited so that they shall not be annexed and incident to that Property pursuant to section 7 of the Act and none of the provisions of the Act shall be interpreted to imply there is any obligation on Butlins to pay any Land Registry fees in relation to the registration of the Purchaser at H.M. Land Registry in respect of any of that Property; and

      (e) section 4(1)(b) of the Act shall not apply to any condition or obligation on the part of the tenant contained in the Lease or imposed by common law or otherwise relating to the repair and/or condition of the Property.

5.2   Each such assurance shall -

      (a) include such other provisions as shall be appropriate in the light of any Special Conditions applicable to, or any matter affecting, the relevant Property;

      (b) contain covenants (by way of indemnity only) with Butlins and the Vendor that the Purchaser and its successors in title will observe and perform all obligations on the part of Butlins and the Vendor (or either) arising from (where appropriate) the relevant Lease(s) and the matters referred to in the property, proprietorship, and charges registers of the relevant Registered Title and the matters referred to in the documents referred to in paragraphs 3, 4 and 5 (if any) of the relevant Part of Schedule 1 relating to that Property and will indemnify Butlins and the Vendor against all costs damages and expenses incurred by Butlins and the Vendor (or either) arising out of any failure by the Purchaser or its successors in title to do so; and

      (c) be executed in duplicate and one part shall (as soon as reasonably practicable) be denoted and stamped by the Purchaser at its own cost and (without delay) delivered to the Vendor.

5.3 The Vendor shall only be obliged to convey or transfer (or procure the conveyance or transfer of) each Property to the Purchaser in one parcel and by one assurance.

                                   SCHEDULE 3

                                      PRICE


                          MARGATE     SCARBOROUGH      BLACKPOOL     BRIGHTON      LLANDUDNO         TOTAL
Goodwill, Records              21              21             21           21             21           105
and Customer List

Buildings                 850,000       1,420,000        690,000    1,040,500        900,000     4,900,000

Land                    2,597,999       3,163,999      2,341,999    3,439,999      1,755,999    13,299,995

Plant and Machinery        16,000          22,000         17,000       12,000         15,000        82,000
Fixed

Plant and Machinery       136,000         194,000        151,000      108,000        129,000       718,000
Muveable and Motor
Vehicle

TOTAL                   3,600,000       4,800,000      3,200,000    4,600,500      2,800,000    19,000,100




                                   SCHEDULE 4

                                   EMPLOYEES


METROPOLE HOTEL, BLACKPOOL


B. Ashcroft

B. Ashton

A. Aspinall

V. Beale

L.A. Bird

C. Brown

N. Busby

L.C. Cartmell

L. Cashion

B. Clarke

S. Colbourne

E. Corbett

M. Eckersley

J.S. Fielding

A. Fothergill

M. Gildea

J.T Gill

P.L Goodwin

J. Griffiths

G. Hadder

C.Z. Hale

J. Halstead

N. Harkness

B. Holden

C. Jackson

S.J. Jones

I. Kilner

R.M. Knight

R. Leech

R. Mabe

T. Marsden

J. McGuckin

J.G. Morris

N. Morris Iliffe

P.A. Pearson

S. Randall

D.S. Randle

H.A. Robinson

J.F Sharp

S. Spellman

M.D. Taylor

J.A. Tennant

K.D. Ward

R. Ward

J. Watson

C. Weatherhogg

B. Whistance-Smith

P. Wildman

J. Wood


OCEAN HOTEL, BRIGHTON


D.M. Barton

L.D. Bennett

L.M. Betts (aka L. Hammond)

M.M. Bickley

A.Z. Blake

P.F. Bowyer

D. Brierton

T. Brietton

A. Buck

J. Byrne

R.J. Callaghan

C. Carney

D.J Clayden

D. Cracknell

D.M. Crowhurst

S. Crowther

G. Davies

J. Davies

L. Davies

I.B.J. Dean

P.F. Dedman

L. Denby

M. Denton

A. Diplock

P. Dixon

S. Dowthwaite

J.F. Dunlop

T. Dwyer

S. Evans

C.P. Folkes

S.A. Goodchild

R.J. Grimes

R.P. Hall

S. Hawkes

V. Hitchens

S. Huntley

A.R. Jackson

A.B. Jenner

K.I. Jones

P.A. Jones

R.A. Jones

P. Keys

P. Knott (aka P. Faulkner)

N. Lim

K. Mansi

T.M. Mawson

J. McAteer

S. McAteer

W.C. Mooney

J.G. Morton

A. Mullins

N. Mullins

M. Murphy

J. Ovett

L.M. Parmenter

R. Pattinson

C. Quantrill

A.M. Reed

P. Rogers

M.J. Rudd

L.O. Sandford

G. Slater

M. Smith

S.P. Taylor

J. Timmis

J.R. Tucknott

A. Turner

L.S. Tyler

N. Vanderveldt

T.M. Venables

J.D. Waldock

A.R. Ward

K.M. Warr

J. Watkins

N.A. Watts

D.S. Way

P.J. Webber

L.F. Woolley


GRAND HOTEL, LLANDUDNO


M.J. Belcher

P. Bicknell

J. Boyle (nee Evans)

T. Crowther

K. Culshaw

N. Drinkwater

V. Duffy (aka V. Brown)

M.J. Earlam

J. Elliott

B. Fields

B. Fisher

M. Grimes

S. Gwynne

P. Jones

L.A. Kenton

S. Kidd

S. Lawley

T.C. Lawley

A.E.M. Lewis

R. Mason

S.A. McDonald-Smith

J.M. McMullen

C. Moorcroft

J. Murgatroyd

J. Owen

R.T. Owen

J.G. Protheroe

R. Roberts

J. Rogers (aka J. Rothwell)

A.L Thompson

W.A. Vallor

A. White

G.D. Yates


GRAND HOTEL, MARGATE


D. Atkins

E. Bahler

H. Balloch

M. Barnes

E.M. Bennett

C.J. Browning

A.J. Burnage


C. Cocks

A.l. Cook

N. Cowell

S.L. Crow

C. Cummins

R. Dalton

D.A. Darrington

J.C Darwell

P.P. Devereux

D. Eaton

B.J. Ellis

R.J. Fagg

J. Friend

J.D. Garsidc

A.M. Gonella

C.J. Gray

J.A. Hardwick

T.D. Hills

R. Howard

J.A. Hughes

M. Humphrey

J.E. Iles

D.L. Jackley

F. Jackson

R. James

C.A. Lester

J.S. Mills

I.J. Moreton

C.M. Norris

D.C. O'Grady

A.J. Offen

D.J. Pashley

C.J. Peel

C.A. Poulter (aka C.A. Cox)

J. Quinn

V.J. Ralph

V.M. Roberts

C.M. Robinson

L.V. Ross

L. Saunders

C. Smith

J. Smith

L.C. Strike

M. Stubbings

A.M. Thornton

R. Walling

K.J. Waters

M. Wilkie

D.P. Young

B. Youngs


GRAND HOTEL. SCARBOROUGH


R. Adams

M. Alves

R.L. Alves

J.A. Bartlett

J.C. Beedham

M. Bryan

B.F. Cook

J.W. Crichton

J.P. Dunn

A. Ellis

E.Ellis

A. Hallam

P. Hallam

W.A. Hardaker (nee McCourt)

M.J. Helyard

R.C. Hindie

A.A. Hirstle

P. Howe

E. Jacobs

S. Linley

R.T. Mansfield

S.  Mansi

S.J. Mawson

S. Mills

G. Montgomery

M. Montgomery

G. Moodie

A. North

S. Pattrick

G. Philps

M. Prendergast

V. Shields

H. Sims

R.E. Spindler

C.A. Stankiste

J.M. Taylor

S. Walkcr

J.P. Wells

                                   SCHEDULE 5


                            THE CONCESSION AGREEMENTS



o a contract for cigarette vending service dated 19th December 1997 made between (1) Rank Leisure Holdings Plc and (2) Sinclair Collis (Vending) Limited;

o an agreement dated 25th February 1998 between (1) Rank Group Holidays Division and (2) LRC Vending;

o an agreement dated 2nd March 1998 made between (1) Butlins Limited and (2) Nigara Therapy UK Limited;

o     an agreement dated 26th January 1998 made between (1) Butlins Limited and
      (2) Mrs J Gilmartin;

o     an agreement dated 26th January 1998 made between (1) Butlins Limited and
      (2) Mrs M Dray;

o     an agreement dated 26th January 1998 made between (1) Butlins Limited and
      (2) Mr B Gunn;

o     an agreement dated 26th January 1998 made between (1) Butlins Limited and
      (2) Falmer & Salter Dean Taxis; and

o     an agreement dated 28th January 1998 made between (1) Butlins Limited and
      (2) Station Taxis;

o     an agreement dated 13th April 1999 made between (1) Butlins Limited and
      (2) R Kenyon re: the provision of a taxi service;

o     an agreement dated 2nd January 1998 made between (1) Butlins Limited and
      (2) Station Taxis re: the provision of a taxi service;

o     an agreement dared 15th November 1998 made between (1) Butlins limited and
      (2) Mr H Mountain re: the provision of coach tours.

                                   SCHEDULE 6


                                 THE WARRANTIES

I     ACCOUNTS

1.1 The Accounts have been prepared in accordance with generally accepted accounting practice in the UK and on bases and policies consistent with the Butlins audited annual accounts for the year ended 31 December 1997.

1.2 The figures contained in the Management Accounts have been properly used in the preparation of the Accounts.

2     TITLE TO THE ASSETS

2.5   The Assets (other than the Properties) -

      (a) are the absolute and sole property of the Vendor free from any lien, option, mortgage, charge, lease, licence, or other encumbrance; and

      (b) in the case of tangible assets, are in the possession or under the exclusive control of the Vendor.

3     CONTRACTS

3.1 None of the Contracts has been entered into by Butlins or the relevant Member of its Group otherwise than in the ordinary course of the Business.


3.2 So far as each of Butlins and the Vendor is aware, no party to any Contract is in material breach of it.


3.3 So far as each of Butlins and the Vendor is aware, no default or event has occurred as a result of which any of the Contracts will be terminated.

3.4 None of the Contracts current1y commits the Vendor's Group in relation to the Business to an expenditure in excess of (pound)20,000 to be made during the course of any six month period following Completion.

4     CARRYING ON OF THE BUSINESS

4.1 Other than the Trade Marks and the Business Names no intellectual property rights, are required for the purpose of carrying on the Business, neither Butlins or the Vendor is party to any intellectual property licence for the purposes of the Business and the carrying on of the Business does not so far as Butlins and the Vendor are aware infringe any right of another person in respect of any intellectual property rights or has given rise to payment by Butlins or the Vendor of any royalty or of any sum in the nature of a royalty or to liability to pay compensation.

4.2 Butlins has carried on the Business solely under its corporate name, the name `Entertainment Hotels' and the Business Names and, so far as each of Butlins and the Vendor is aware, without infringement of any proprietary right or interest of any other person or liability to pay any royalty.

4.3 Neither Butlins or the Vendor is a member of any partnership, consortium, trade association or any other association of persons (whether incorporated or not incorporated) which relates to the Business.

4.4 Butlins has not carried on the Business through any branch, agency or permanent establishment outside the United Kingdom.

4.5 Copies of the Licences are attached to the Disclosure Letter and the Licences are, so far as Butlins and the Vendor are aware, in full force and effect and save for the sale of the Business hereunder neither Butlins or the Vendor are aware of any current circumstances which indicates that any of the Licences is likely to be revoked or is not capable of transfer or renewal in the ordinary course.

5     LITIGATION

      In relation to the Business neither Butlins nor any Member of the Vendor's Group is engaged or involved or proposing to engage in

      (a) any litigation, prosecution, arbitration or other legal proceedings (whether as plaintiff, defendant or third party) except for normal debt collection;

      (b)   any proceedings or enquiries before any tribunal;

      (c) so far as it is aware, any investigation by the Inland Revenue, the Office of Fair Trading, the Commission of the European Communities or any other authority; or

      (d)   any industrial dispute or action;


      and so far as each of Butlins and the Vendor is aware there are no such claims or actions or investigations pending or threatened by or against any Member of the Vendor's Group in relation to the Business.

6     INSURANCE

6.1 The policies of insurance maintained by Butlins and its Group relating to the Business and the Assets are, so far as each of Butlins and the Vendor is aware, valid and in force and all premiums due in respect of the same have been paid.

6.2 There is no insurance claim by the Vendor or Butlins outstanding in respect of the Business or the Assets.

7     EMPLOYEES

7.1 Particulars accurate in all material respects of the terms of employment of those persons who are employed by the Vendor, Butlins or any other Member of the Vendor's Group (THE `EMPLOYING COMPANIES') exclusively for the purpose of the

      Business on the date hereof under permanent contracts of employment are set out in the Disclosure Letter.

7.2 None of the Employing Companies is a party to any agreement or arrangement for profit sharing with the Employees, or for the payment to the Employees of bonuses or incentive payments, or any collective bargaining or other agreement or arrangement with any trade union in respect of the Employees.

7.3 No Employee listed in Schedule 4 has given to any of the Employing Companies or received from any of the Employing Companies notice of termination of his employment.

7.4 There are no employees engaged in the Business or other individuals who provide services to the Business as consultant, other than the Employees.

7.5 None of the Employing Companies is party to any collective agreement, arrangement or other understanding with any trade union, staff association or other body representing the Employees.

7.6 So far as each of Butlins and the Vendor is aware, each of the Employing Companies has in relation to each of the Employees in connection with their employment in the Business -

      (a) complied in all material respects with its obligations under the Trade Union and Labour Relations (Consolidation) Act 1992, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Employment Rights Act 1996, Article 119 of The Treaty of Rome, the Equal Treatment Directive, the Disability Discrimination Act 1995 and all other statutes, regulations and codes of practice relevant to its relations with the Employee and with any recognised trade union representing him and all collective agreements from time to time in force relating to such relations or the conditions of service of the Employee and has maintained such records regarding the service of the Employee as required by the Working Time Regulations 1998;

      (b) discharged fully its obligations arising prior to Completion to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes and other benefits of or connected with his employment with the relevant Employing Company; and

      (c) without prejudice to paragraph 7.6(a), complied in all material respects with all its obligations under statute and otherwise concerning health and safety at work and has not incurred any undischarged liability to any Employee in respect of any accident or injury.

7.7 No Employing Company has in relation to the Business entered into and which remains effective -

      (a) any agreement or arrangement to make any payments (other than emoluments) to or on behalf of any of the Employees;

      (b) any agreement or arrangement imposing an obligation on the relevant Employing Company to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit-sharing scheme to or on behalf of, any of the Employees at any future date;

      (c) any negotiation with any of the Employees for a change in the emoluments or other terms of engagement of that Employee; or

      (d) any agreement or arrangement for the provision of compensation on the termination of employment of any Employee beyond the minimum required by law; and

      for the purposes of this paragraph 7.7 a reference to `Employees' shall be a reference to those Employees listed in Schedule 4 only and `Employee' shall be construed accordingly.

7.8 No dispute has arisen since 1 January 1998 between any Employing Company and a material number or category of the employees engaged in the Business at the relevant time and so far as each of Butlins and the Vendor is aware there are no present circumstances which are likely to give rise to any such dispute.

7.9 So far as each of Butlins and the Vendor is aware there are no claims pending or threatened against any Employing Company by any of the Employees or former employees engaged in the Business and so far as each of Butlins and the Vendor is aware there is no industrial action or dispute threatened or existing or anticipated by any of the Employees.

7.10 So far as each of Butlins and the Vendor is aware there are no enquiries or investigations pending or threatened affecting Butlins or the Vendor in relation to the Business by the Equal Opportunities Commission or Commission for Racial Equality.

7.11 Neither the Vendor nor any Member of the Vendor's Group has in relation to the Business offered any permanent contract of employment to any person which remains outstanding.

7.12 There is no person employed or previously employed by the Vendor or any Member of the Vendor's Group exclusively in relation to the Business who is on maternity leave, absent on grounds of disability or other leave of absence and has a statutory or contractual right to return to work for the Vendor in relation to the Business.

8     PENSIONS

8.1 With the exception of the Rank Plan and the Rank Scheme, there are no agreements or arrangements for the provision of any relevant benefits (as defined in Section 612(1) of Chapter I Part XIV with the omission of the exception in that definition) for any employee or officer or former employee or officer of the Business or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement.

8.2 The Vendor has no obligation to contribute to any pension scheme (as defined in Section 630 of Chapter I Part XIV) in respect of any employee or officer or former employee or officer of the Business.

8.3 The Vendor is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any person.

8.4 Copies of the current editions of the members' booklets of the Rank Plan and the Rank Scheme as issued to current members of the Rank Plan and the Rank Scheme (as appropriate) have been provided to the Purchaser; such booklets provide an accurate outline of the contributions and benefits under the Rank Plan and the Rank Scheme save to the extent that those benefits have been amended by the deeds of amendment dated 16 February 1999 and 27 May 1999 (relating to the Rank Plan) and a deed of amendment dated 27 May 1999 (relating to the Rank Scheme) copies of which have also been provided to the Purchaser and which are identified in the Disclosure Letter.

8.5 No discretion or power has been exercised under the Rank Plan and the Rank Scheme in relation to any of the Employee Members to -

      (a)   augment benefits;

      (b)   admit to membership anyone not otherwise eligible for admission;

      (c) admit to membership anyone on terms relating to transfer credits in circumstances where a full transfer payment has not yet been made in full in respect of that person; or

      (d) pay a contribution or provide a benefit which would not otherwise be paid or provided.

8.6 The Rank Plan and the Rank Scheme are approved as an exempt approved scheme within the meaning of Chapter I Part XIV and there is in force in respect of employments with the Company to which either the Rank Plan or the Rank Scheme relates an appropriate contracting-out certificate (within the meaning of section 7 of the Pension Schemes Act 1993) and there is no reason why such approval will or may cease or any such contracting-out certificate will or may be cancelled surrendered or varied.

8.7 The Rank Plan and the Rank Scheme have at all times been administered in accordance with its trusts powers and provisions and of the Pension Schemes Office and with due regard to the general requirements of trust law.

8.8 The membership data relating to the Rank Plan and the Rank Scheme that has been disclosed to the Purchaser is complete and accurate in all material respects.

8.9 All amounts due to be paid to each of the Rank Plan and the Rank Schemes have been paid when due.

9     TAX-GENERAL

9.1 Butlins and the Vendor have each properly operated the Pay As You Earn system (including its application to National Insurance Contributions) and have complied with their respective reporting obligations to the Inland Revenue in connection with all benefits provided for the Employees by Butlins and the Vendor.

10    TAX-VAT

10.1 Butlins and the Vendor are registered as taxable persons for the purposes of any tax legislation relating to Value Added Tax, have both maintained and obtained up to date records, invoices and other documents appropriate or requisite for the purposes of Value Added Tax relating to the Business and have complied in all material respects with all provisions of any tax legislation relating to Value Added Tax in relation to the Business.

10.2 All documents in the possession or under the control of the Vendor or to the production of which the Vendor is entitled which arc necessary to establish the title of the Vendor to any of the Business Assets and which, in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

11    PROPERTY

11.1 Butlins have relied on the presumption of law that Butlins owns the subsoil beneath the public highway running between the properties described at paragraphs 1.1, 1.2 and 1.3 of Part 3 of Schedule 1 in the construction and use of the subway tunnels and service media running between such properties and as far as Butlins is aware they have received no written notice from any other party claiming any right title or interest in such subsoil.

11.2 As far as the Vendor is aware the written replies by the Vendor's Solicitors to written property enquiries made by the Purchaser's Solicitors are true and accurate in all material respects.

11.3 No Rank Group Company other than Butlins has any claim, right, title or interest in the Orange Land as defined in paragraph 1.2 of Part 1 of
      Schedule 1.

                                   SCHEDULE 7


                      PROVISIONS CONCERNING THE WARRANTIES


INTERPRETATION

1 In this Schedule `Claim' means a claim for breach of any of the Warranties.


BASIS ON WHICH WARRANTIES GIVEN

2 The Purchaser hereby confirms that it is not aware of any matter or fact which would constitute a breach of any of the Warranties.


TIME LIMIT FOR MAKING CLAIMS

3 The Vendor shall not be liable for a Claim unless the Purchaser gives written notification to the Vendor of the particulars of the Claim (setting out in reasonable detail the basis of the Claim and the amount claimed), in the case of a Claim relating to Tax, before the expiry of 7 years from Completion and, in the case of any other claim, before the expiry of 18 months from Completion and either liability for the Claim is accepted by the Vendor in writing or a claim form in respect of the Claim is duly served by the Purchaser in either case within 180 days from the day of notification of the Claim by the Purchaser to the Vendor.


EXCLUSION OF SMALL CLAIMS

4 The Vendor shall not be liable for a Claim unless the amount payable in respect of that Claim -

      (a)   individually exceeds (pound)20,000; and

      (b) in aggregate exceeds (pound)200,000 when added to the amount which is payable (or but for subparagraph (a) would be payable) in respect of every other Claim in which case the Vendor shall be liable for the whole amount not only the excess above (pound)200,000.

MAXIMUM LIABILITY

5 The total liability of the Vendor under this Agreement (including liability for interest and costs) shall not exceed (pound)19,000,000 (nineteen million pounds). The Parties agree that at any time when any amount is outstanding under the Loan Note, the liability of the Vendor hereunder in respect of a Claim to the extent of the said amount outstanding shall be settled and satisfied by a reduction, in accordance with the provisions of the Loan Note, in the amount payable by the Purchaser under the Loan Note.


OTHER LIMITATIONS OF LIABILITY

6 The Vendor shall not be liable for a Claim to the extent that its subject matter -

      (a)   is fairly disclosed in the Disclosure Letter;

      (b) would have been fairly disclosed by a search of the microfiches relating to Butlins and the Vendor held at Companies Registry no earlier than two Business Days immediately prior to the date hereof.

7     The Vendor shall not be liable for any Claim -

      (a) to the extent that the Claim would arise or the amount of the Claim would be increased after the date of Completion as a result of -

            (i)   the enactment of any legislation;

            (ii) a judgment or change in the interpretation or application of any law or of any ruling or practice relating to any law or of any ruling or practice of any administrative authority (including taxing authorities);

            (iii) a change in the basis or method of calculation of tax made after the date of this Agreement;

            (iv) the amendment, modification or withdrawal of any extra-statutory concession previously made available by the Inland Revenue; or

            (v)   a change in any generally accepted accounting practice;

      (b) to the extent that the liability to which the Claim relates is attributable to any act, omission, transaction or arrangement of the Purchaser (or any person deriving title from it) or any Member of its Group done in the knowledge that the resulting circumstances will give rise to a Claim;

      (c) to the extent that the Purchaser (or any person deriving title from it) or any other Member of its Group is entitled to claim under and as a result of such claim receives payment under any insurance policy against the loss or damage suffered as a result of the circumstances giving rise to the Claim (and the Purchaser agrees to procure that such claim is made and that all reasonable steps are taken to recover for such loss or damage under such insurance policy); and

      (d) to the extent that and in the amount which the loss occasioned thereby has been recovered under any other provision of this Agreement or otherwise from the Vendor or any other Member of its Group.

8     The amount of the Vendor's liability for any Claim shall be reduced by -

      (a) any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Purchaser in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any tax for which the Purchaser is liable by reason of its receipt of that sum; and

      (b) the amount, if any, by which any tax for which the Purchaser is or would be liable but for the circumstances giving rise to the Claim is reduced or extinguished by reason of the circumstances giving rise to the Claim, and if the Vendor has paid to the Purchaser any amount in respect of the Claim before the recovery of the sum mentioned in sub-paragraph
            (a) or before agreement of the amount by which the tax mentioned in sub-paragraph (b) is to be reduced or extinguished, the Purchaser shall repay to the Vendor the amount by which its liability is so reduced.


PROCEDURE FOR MAKING A CLAIM FOR BREACH OF ANY OF THE WARRANTIES

9 If any matter which will give rise to a Claim for breach of the Warranties comes to the notice of the Purchaser or any other Member of its Group the following provisions shall apply -

      (a) the Purchaser shall as soon as reasonably possible (and in any event within the following 10 Business Days) notify the Vendor in writing of the matter and make available to it all information and documents in the possession or under the control of the Purchaser or any other Member of its Group in so far as they relate to that matter;

      (b) subject to paragraph 10 below neither the Purchaser nor any other Member of its Group shall make any admission of liability or take any other action in connection with the matter without the previous written consent of the Vendor (not to be unreasonably withheld or delayed); and

      (c) subject to paragraph 10 below and subject to it being indemnified to its reasonable satisfaction against all costs and expenses which might be incurred by it, the Purchaser shall take such steps as the Vendor may reasonably request to mitigate its liability under the relevant Claim.

10    Notwithstanding the provisions of paragraph 9 above -

      (a) the Purchaser shall not be precluded from proceeding with a Claim whilst complying with or after complying with the provisions of paragraph 9; and

      (b) subject always to the Purchaser and it's Group's common law duty to mitigate their loss neither the Purchaser or any Member of the Purchaser's Group shall be required to take any step or omit to take any step to the extent that the Purchaser or the relevant Member of the Purchaser's Group reasonably considers that it would damage the goodwill or reputation of the Purchaser's Group.


GENERAL


11 For the purpose of determining the amount of the Claim in paragraph 4 or for the purposes of paragraph 5 no account will be taken of any amount for which the Vendor has no liability by virtue of any other paragraph of this Schedule.

12 The Purchaser may not assign or purport to assign the benefit of any or all of the Warranties save that -

      (a) the Purchaser may assign the same to a wholly owned subsidiary of the Purchaser provided always that in the event such assignee (`THE ASSIGNEE') shall cease to be a wholly owned subsidiary of the Purchaser the Purchaser shall procure that prior to such cessation the Assignee shall assign the benefits assigned to it to another wholly owned subsidiary of the Purchaser for the time being; and

      (b) the Purchaser may with the consent of the Vendor, such consent not to be unreasonably withheld or delayed, assign the same to another Member of the Purchaser's Group.

13 The Purchaser's sole remedy against the Vendor in respect of any Claim will be in damages.


14 Any payment made by the Vendor to the Purchaser in respect of a Claim shall be treated as a reduction of the consideration for the Assets.

15 Any reference in Schedule 6 to "so far as the Vendor and Butlins is aware", or to some other similar or other state of awareness, knowledge, information or belief shall be deemed to be a reference only to the actual knowledge (after making due and careful enquiry) of Jerry Fowden, Rhett Vallally and Russell Margerrison in respect of the Warranties other than those contained in paragraph 11 and in respect of the Warranties contained in paragraph 11 of Schedule 6 only, to the actual knowledge (after making due and careful enquiry) of Rhett Vallally, Ruth Shaw and Gordon Jacobs.

16 The Purchaser acknowledges that the provisions of this Schedule 7 are fair and reasonable in all the circumstances and in particular, but without limitation, for the purposes of The Misrepresentation Act 1967 and The Unfair Contract Terms Act 1977.

17 The Purchaser agrees that it will not take any action against any director or former director of any Rank Group Company or any person employed or previously employed by any Rank Group Company to attempt to recover any loss in respect of any breach of the Warranties.

18 None of the provisions of this Schedule 7 shall apply to limit the liability of the Vendor in the case of fraud or fraudulent concealment.

19 The Purchaser undertakes to (and undertakes to procure that each Member of it's Group will) comply with its common law duty to mitigate its loss in respect of any Claim.

                                   SCHEDULE 8

                                  MOTOR VEHICLE


PROPERTY                         VEHICLE TYPE                       REG. NO.

Blackpool                       Vauxhall Astra                      M829 VGS

                                   SCHEDULE 9

                                    PENSIONS


1     INTERPRETATION

1.1 In this Schedule, the following expressions shall unless the context otherwise requires have the following meanings -

      `ACTUARY'S LETTER' means the letter dated 18th June 1999 from the Vendor's Actuary in the agreed form;

      `EMPLOYEE MEMBERS' means those Employees who are members of the Rank Plan or the Rank Scheme at the Completion Date (but excluding Life Assurance Members);

      `LIFE ASSURANCE MEMBERS' means those Employees who are members of the Rank Plan at the Completion Date for death in service benefits only;

      `PAYMENT DATE' means -

      (a) in the case of the Plan Transfer Amount, 60 days after whichever is the latest of:

            (i) the date on which the Plan Transfer Amount is determined under paragraph 3;

            (ii) the date on which the Vendor has received the forms of request or consent referred to in the definition of `Transferring Employee Members';


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


            (iii) the date on which the Rank Plan Trustee has received such completed documents as it reasonably requires to enable a transfer payment to be made to a personal pension scheme;

            (iv) the Purchaser produces evidence to the reasonable satisfaction of the Vendor that in so far as any part of the payment would represent amounts in respect of accrued rights to guaranteed minimum pensions or section 9(2B) rights, the Purchaser's Scheme is a contracted out scheme or in so far as the payment would relates to such rights of any Transferring Member Employee, the personal pension scheme for him within the Purchaser's Scheme is an appropriate scheme and (in either case) the effect of making that payment to the Purchaser's Scheme will be to discharge the liability of the Rank Plan to provide guaranteed minimum pensions or section 9(2B) rights for and in respect of each such Transferring Employee Member; and

      (b) in the case of the Scheme Transfer Amount 60 days after whichever is the latest of

            (1) the date on which the Vendor has received the forms of request or consent referred to in the definition of `Transferring Employee Members';

            (ii) If the Purchaser's Scheme is a Group Personal Pension Scheme comprising personal pension schemes, the Rank Scheme Trustee has received such completed documents as it reasonably requires to enable a transfer payment to be paid to a personal pension scheme;

            (iii) the Purchaser produces evidence to the reasonable satisfaction of the Vendor that in so far as any part of the payment would represent amounts in respect of protected rights, the Purchaser's Scheme is a contracted out scheme or in so far as the payment would relates to such


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


                  rights of any Transferring Member Employee, the personal pension scheme for him within the Purchaser's Scheme is an appropriate scheme and (in either case) the effect of making that payment to the Purchaser's Scheme will be to discharge the liability of the Rank Scheme to provide protected rights for and in respect of each such Transferring Employee Member;

      `1993 ACT' means the Pension Schemes Act 1993 (as amended);

      `PLAN TRANSFER AMOUNT' means the amount so defined in the Actuary's Letter and determined according to the method and in accordance with the assumptions set out therein;

      `PURCHASER'S SCHEME' means the group personal pension arrangement to be established or nominated under paragraph 2;

      `RANK ACTUARY' means Jonathan Bernstein of William M Mercer Limited or such other actuary or firm of actuaries as may be appointed for the purposes of this Schedule;

      `RANK PLAN TRUSTEE' means the trustee or trustees for the time being of the Rank Plan;

      `RANK SCHEME TRUSTEE' means the trustee or trustees for the time being of the Rank Scheme;

      `SCHEME TRANSFER AMOUNT' means the sum applicable to the Transferring Employee Members who are members of the Rank Scheme on the basis that each is entitled to the benefit of all contributions paid by or in respect of him to the Rank Scheme, all transfer payments received by the Rank Scheme in respect of him and in both cases the investment returns thereon, whether or not he has been an active member of the Rank Scheme for two years;


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


      `TRANSFER AMOUNTS' means the Plan Transfer Amount and the Scheme Transfer Amount;

      `TRANSFERRING EMPLOYEE MEMBERS' means those Employee Members who are members of the Rank Plan or the Rank Scheme on the day preceding the Completion Transfer Date -

            (i) who become members of the Purchaser's Scheme as from the Completion Date pursuant to the offer of membership referred to in paragraph 2.2; and

            (ii) request or consent in writing within six months from the Completion Date, in a form acceptable to the Rank Plan Trustee or the Rank Scheme Trustee, as appropriate, such form to include a discharge and indemnity in favour of the Rank Plan Trustee or the Rank Scheme Trustee, as appropriate, to a transfer of assets being made from the Rank Plan or the Rank Scheme to the Purchaser's Scheme in relation to the benefits accrued in respect of or attributable to their pensionable service under the Rank Plan or the Rank Scheme up to the Completion Date and whose request or consent has not subsequently been withdrawn;

1.2 The headings in this Schedule are for convenience only and shall not affect its interpretation.

1.3 In this Schedule `contracting out certificate', `contracted out', `protected rights', and `guaranteed minimum pensions' bear the meanings given to them in the 1993 Act and `section (2B) rights' means rights under section 9(2C) of the 1993 Act.

1.4 This Schedule shall be applied separately to the Rank Plan and the Rank Scheme.


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


2     NEW PENSION ARRANGEMENTS

      The Purchaser undertakes to the Vendor -

2.1 to establish or nominate with effect from the Completion Dates a new or existing group personal pension scheme which includes for each Transferring Member Employee a personal pension scheme which at the option of the Transferring Member Employee may be an appropriate personal pension scheme (within the meaning of section 7 of the 1993 Act) to which the respective Trustees of the Rank Plan and the Rank Scheme can make a transfer of assets without prejudicing the exempt approved status of the Rank Plan or the Rank Scheme under Chapter I Part XIV;

2.2 to offer or procure to be offered to each Employee Member who is a member of the Rank Plan or the Rank Scheme and who is in the employment of the Purchaser on the day preceding the Completion Date membership of the Purchaser's Scheme for future service as from the Completion Date and pay contributions thereto in respect of Transferring Employee Members of the Rank Plan and the Rank Scheme;

2.3 to offer or procure to be offered to each Employee Member referred to in paragraph 2.2 and each Life Assurance Member with effect from the Completion Date death in service benefits no less favourable than the benefits currently provided for him under the Rank Plan immediately before the Completion Date.

3     TRANSFER FROM RANK PLAN AND RANK SCHEME

3.1 Subject to the fulfilment by the Purchaser of its undertakings under paragraph 2 of this Schedule, as to which the Purchaser shall produce such evidence as the Vendor may reasonably require, the Vendor undertakes to the Purchaser, subject to any approval of the Inland Revenue which may be required which the Vendor undertakes to use all reasonable endeavours promptly to obtain; that the Vendor will -

      (a) request the Rank Plan Trustee to pay or transfer to the trustees or managers of the Purchaser's Scheme the Plan Transfer Amount on the Payment Date in full and final satisfaction of all interests (other than in respect of additional voluntary contributions) of or in respect of each Transferring Employee Member of the Rank Plan; and

      (b) request the Rank Scheme Trustee to pay or transfer to a personal pension scheme within the Purchaser's Scheme) the Scheme Transfer Amount on the Payment Date including the investment return accruing on each Transferring Employee Member's account in the Rank Scheme during the period from the Completion Date until the Payment Date.

3.2 The requests referred to in paragraph 3.1 shall be for the Plan Transfer Amount and the Scheme Transfer Amount to be paid in cash or if the Purchaser and the Vendor agree in the form of other assets acceptable to the Rank Plan Trustee or the Rank Scheme Trustee (as the case may be) and the trustees or managers of the Purchaser's Scheme or partly in cash and partly in the form of other assets

      (a) reduced in the case of the Plan Transfer Amount by the amount required to meet the liability of the Rank Plan in relation to guaranteed minimum pensions and section 9(2B) rights of the Transferring Employee Members thereof in respect of whom the Rank Plan Trustee cannot make a transfer payment to a personal pension within the Purchaser's Scheme because that scheme is not an appropriate personal pension scheme; and

      (b) less, in the case of the Scheme Transfer Amount, the amount required to meet the liability of the Rank Scheme in relation to protected rights of each Transferring Employee Member thereof in respect of whom the Rank Scheme Trustee cannot make a transfer payment to a personal pension scheme within the Purchaser's Scheme because that scheme is not an appropriate personal pension scheme which would have the effect of discharging such liability.



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


4     BENEFITS FOR PAST SERVICE

4.1 Subject to receipt by the trustees or managers of the Purchaser's Scheme of the sums referred to in paragraph 3 of this Schedule the Purchaser shall direct that such trustees or managers shall credit to the personal pension scheme within the Purchaser's Scheme which relates to the Transferring Employee Member of that part (as determined by the Plan Actuary) of the Plan Transfer Amount or the Scheme Transfer Amount (as the case may be) received which relates to him without any deduction in respect of commission or remuneration for business introduction so that the amount so transferred shall be wholly applied in the defined contribution account for and in respect of the Transferring Employee Member.

5     ADDITIONAL VOLUNTARY CONTRIBUTIONS

      Any additional voluntary contributions paid to the Rank Plan to provide benefits of a money purchase nature (or any investments property or assets deriving therefrom or into which the same have been transposed) and the benefits payable in respect thereof shall be disregarded in calculating the Plan Transfer Amount and the Vendor will use all reasonable endeavours to procure that on the Payment Date such contributions investments property or assets (to the extent attributable to Transferring Employee Members) shall be paid over or assigned as the case may be (together with accumulated interest or bonuses thereon) to the Purchaser's Scheme for the benefit of thc Transferring Employee Members concerned. The Vendor shall procure that the Rank Plan Trustee shall certify to the trustees or managers of the Purchaser's Scheme how much (if any) of the amount of assets transferred derives from voluntary contributions paid by the Transferring Employee Members.

6     ENCOURAGEMENT OF CLAIMS

      The Purchaser undertakes not to assist or encourage directly or indirectly any person in any claim that the Rank Plan or Rank Scheme should pay a greater amount to the Purchaser's Scheme than the Plan Transfer Amount or the Scheme Transfer Amount.


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


7     CO-OPERATION

7.1 The Purchaser and the Vendor undertake to co-operate in making any necessary submissions to the Board of Inland Revenue and executing all documents that are necessary in this connection.

7.2 The Vendor and the Purchaser undertake to each other to provide the other of them or their advisers promptly with all such information as the other of them or their advisers may reasonably require in connection with Employee Members and the due implementation of this Schedule and that all such information will be true, complete in all material respects and fairly presented.

SIGNED by RANK HOLIDAYS DIVISION LIMITED )
acting by Pinal Nicum                    )  PINAL NICUM
its duly appointed attorney              )



SIGNED by PHILIP MASON                   )
duly authorised for and on behalf of -   ) PHILIP MASON
GRAND HOTEL GROUP LIMITED                )



























                                              PAGE 87